Exhibit 10.78

Deed Register Number 653/2013-SF

R e c o r d e d

in Frankfurt am Main on 29 November 2013

Before me, the undersigned notary in the district of the Higher Regional Court (Oberlandesgericht) of Frankfurt am Main

Dr. Sabine Funke

with her office in Frankfurt am Main,

the following persons appeared today in the premises of Clifford Chance Partnerschaftsgesellschaft von Rechtsanwälten, Wirtschaftsprüfern, Steuerberatern und Solicitors, Mainzer Landstraße 46, 60325 Frankfurt am Main, to where I had betaken myself upon request of the parties:

1.              Dr. Leif U. Schrader, born on 20 December 1974, with business address at Mainzer Landstrasse 46, 60325 Frankfurt am Main, personally known to the notary, acting not in his own name but on the basis of a power of attorney dated 23 November 2013, the original of which was present at this notarization and a certified copy of which is attached to this deed, for and on behalf of

Rockwood Specialties Group GmbH, a limited liability company under the laws of the Federal Republic of Germany, having its business address at Königsberger Straße 1, 60487 Frankfurt am Main, Federal Republic of Germany, and registered in the commercial register of the local court of Frankfurt am Main under HRB 57924, (“RSGG”);

2.              Mr. Mario Pofahl, born 18 February 1976, with business address at Linklaters LLP, Mainzer Landstrasse 16, 60325 Frankfurt am Main, identified by submission of his valid identity card, acting not in his own name but on the basis of a power of attorney dated 28 November 2013, a copy of which was present at this notarization with the promise to submit the original in due course, for and on behalf of

Chengdu Tianqi Group Co., Ltd, incorporated in China, having its business address at No. 2 Building, 10 East Gao Peng Road, Chengdu Hi-tech Zone, Chengdu 610041, China, (“Tianqi”);

3.              Mr. Laurent Müller, born on 19 February 1982, with business address at Mainzer Landstrasse 46, 60325 Frankfurt am Main, personally known to the notary, acting not in his own name but on the basis of a power of attorney dated 23 November 2013 and a sub-power of attorney dated 29 November 2013, the originals of which were present at this notarization and certified copies of which are attached to this deed, for and on behalf of

Rockwood Lithium GmbH, a limited liability company under the laws of the Federal Republic of Germany, having its business address at Industriepark Höchst, Building G 879, 65926 Frankfurt am Main, Federal Republic of Germany, and registered in the commercial register of the local court of Frankfurt am Main under HRB 94607, (“Company”).

In my capacity as civil law notary I herewith certify that the attached certified copies of the aforementioned powers of attorney are true and accurate copies of the respective original documents presented to me at this notarization.

The persons appearing requested the notary to notarize this deed in the English language. The persons appearing confirmed that they are in adequate command of the English language. The notary declared that she is also in adequate command of the English language.

Prior to the notarisation (Beurkundung), the notary asked whether she herself, or any person associated with her for the joint exercise of their profession, has in the past acted or is presently acting in a capacity other than that of officiating notary in the matter to be notarised. The persons appearing declared that this is not the case.

The persons appearing requested the notarisation of the following

OPTION AGREEMENT

(the “Agreement”)

which is attached as appendix 1 and which forms an integral part of this deed.

The effectiveness (aufschiebende Bedingung) of the Agreement contained in this deed is subject to confirmation by Mr. Arndt Stengel of Clifford Chance Partnerschaftsgesellschaft on behalf of RSGG and Mr. Guy Alexander of Allens on behalf of Tianqi to be issued in written form, facsimile being sufficient. The confirmation shall be valid upon receipt by the officiating notary and shall thereupon be attached (beigefügt) to this deed for information purposes. Should the officiating notary not receive the aforementioned confirmation by both of Mr. Arndt Stengel of Clifford Chance Partnerschaftsgesellschaft on behalf of RSGG and Mr. Guy Alexander of Allens on behalf of Tianqi in due form until (and including) 31 December 2013, the Agreement shall ultimately and finally not become effective.

The parties hereto incorporate into this deed by reference according to Section 13 lit. a) of the German Notarization Act (Beurkundungsgesetz) the notarial reference deed (Bezugsurkunde) no. 652 of the roll of Deeds for 2013-SF of the acting notary (the “Reference Deed”). The persons appearing hereby confirm and approve all declarations made in the Reference Deed by the person appearing at the notarization thereof in their entirety and in all respects; as a matter of precaution, they hereby adopt these declarations as their own. The persons appearing confirm that they have full knowledge of the contents of the Reference Deed. After having been advised by the notary of the relevance of the reference to the Reference Deed, the persons appearing waive their right to have the Reference Deed read out to them and to have a copy thereof attached to the present deed. A certified copy of the Reference Deed was available to the persons appearing during notarization.

The notary advised the parties

•                  that in the case of a sale of GmbH-shares, only the person or entity registered in the shareholders’ list included in the commercial register is regarded as shareholder of the GmbH, i.e., a purchaser may only exercise its shareholder’s rights attached to the sold shares vis-à-vis the company upon inclusion of the updated shareholders’ list in the commercial register and the purchaser will be bound by any legal acts taken by the company vis-à-vis the seller or by the seller vis-à-vis the company in respect of the shares or the corporate relationship prior to inclusion of such updated shareholders’ list in the commercial register;

•                  that the parties hereto are, by operation of law, jointly and severally liable with respect to the payment of all notarial fees, irrespective of any internal agreement entered into in that respect; and

•                  that the notary did not advise the parties on tax issues and therefore will not assume any liability in this respect. This is expressly confirmed by the parties.

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This deed was read out to the persons appearing by the notary. Thereupon, this deed was approved by the persons appearing and was personally signed by the persons appearing and the notary as follows:

/s/ Lauren Muller

/s/ Leif U. Schrader

/s/ Mario Pafahl

/s/ Dr. Sabine Funke

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT

23 November 2013

ROCKWOOD SPECIALTIES GROUP GMBH

CHENGDU TIANQI GROUP CO., LTD.

ROCKWOOD LITHIUM GMBH

OPTION AGREEMENT

NOTARIZATION REQUIRED

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT VON RECHTSANWÄLTEN, WIRTSCHAFTSPRÜFERN, STEUERBERATERN UND SOLICITORS • SITZ: FRANKFURT AM MAIN • AG FRANKFURT AM MAIN PR 1000

List of Schedules

Schedule 6.3	Draft of Partnership Agreement

Schedule 8.1.2	Excerpt of Annual Report / 10K filing

THIS AGREEMENT IS MADE ON               by and amongst

(1)                                 Rockwood Specialties Group GmbH, a limited liability company under the laws of the Federal Republic of Germany, having its business address at Königsberger Straße 1, 60487 Frankfurt am Main, Federal Republic of Germany, and registered in the commercial register of the local court of Frankfurt am Main under HRB 57924,

(hereinafter referred to as “RSGG”);

(2)                                 Chengdu Tianqi Group Co., Ltd, incorporated in China, having its business address at No. 2 Building, 10 East Gao Peng Road, Chengdu Hi-tech Zone, Chengdu 610041, China,

(hereinafter referred to as “Tianqi”); and

(3)                                 Rockwood Lithium GmbH, a limited liability company under the laws of the Federal Republic of Germany, having its business address at Industriepark Höchst, Building G 879, 65926 Frankfurt am Main, Federal Republic of Germany, and registered in the commercial register of the local court of Frankfurt am Main under HRB 94607,

(hereinafter referred to as the “Company”).

Tianqi, RSGG and the Company are collectively referred to as the “Parties”, each a “Party”.

1.                                      PREAMBLE

1.1                               RSGG is the European holding company of the Rockwood group of companies that is active in the specialty chemicals sector with a focus on alkaline earth metals and associated downstream chemistries. RSGG is ultimately controlled by Rockwood Holdings, Inc. (together with its direct and indirect subsidiaries, “Rockwood Group”). Amongst other activities, the Rockwood Group is active in the mining, production, refinement and processing of lithium and lithium compounds. The lithium activities of the Rockwood Group are held by two separate holding companies, the Company being the holding company of the Rockwood Group’s lithium activities in Europe and Asia, while the Rockwood Group’s lithium activities in the Americas are held by Rockwood Lithium, Inc.

1.2                               RSGG is the direct parent of the Company and holds all issued and outstanding share capital in the Company. RSGG and the Company have entered into a profit and loss transfer agreement (Ergebnisabführungsvertrag) under which the Company is required to transfer all its profits to RSGG and RSGG is required to assume all losses of the Company (“PLTA”).

1.3                               Tianqi is, amongst others, also active in the lithium industry and at the date of this agreement (the “Agreement”) holds approximately 65% of the voting shares in Windfield Holdings Pty Ltd (on a fully diluted basis), a proprietary company limited by shares under the laws of Australia, having its registered office at Level 4, 37 St Georges Terrace, Perth WA 6000, Australia and registered in Western Australia (“Windfield”), which in turn holds all shares in Talison Lithium Pty Ltd, a proprietary company limited by shares under the laws of Australia, having its

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registered office at Level 4, 37 St Georges Terrace, Perth WA 6000, Australia and registered in Western Australia (“Talison”).

1.4                               On or about the date of this Agreement, the Rockwood Group has agreed to (indirectly) acquire a shareholding in Windfield, so that the Rockwood Group and Tianqi jointly and indirectly hold all shares in Windfield and establish an incorporated joint venture regarding Talison (the “Talison Joint Venture”) subject to the terms and conditions of a separate shareholders’ agreement (“Talison JVA”).

1.5                               In connection with the Talison Joint Venture, Tianqi is interested in receiving an option to indirectly invest in the Company through a separate holding company thereby holding an indirect minority participation in the Company and RSGG is willing to grant Tianqi such option under the terms and conditions of this Agreement.

2.                                      DEFINITIONS

2.1                               In this Agreement the following words and expressions shall have the following meanings:

“Accounts”

shall mean the annual or quarterly (as applicable) financial statements of the Company as at the Relevant Date that are reported to its ultimate parent Rockwood Holdings Inc. for purposes of consolidation

“Agreement”	shall have the meaning given to it in Clause 1.3;

“AWG Clearance”	shall have the meaning given to it in Clause 5.1.3;

“Business Day”	means any day on which banks in Frankfurt am Main (Germany) are generally open for business;

“BMWi”	shall have the meaning given to it in Clause 5.1.3;

“Breach”	shall have the meaning given to it in Clause 15.1;

“Cash”	shall have the meaning given to it in Clause 8.1.1;

“Company”	shall have the meaning given to it in the deed caption;

“Completion Date”

shall mean the date which is 6 months after the Exercise Date (provided that if Clause 9.4 applies and the Expert has not given the Expert Opinion by the end of the month following the Exercise Date, the Completion Date shall mean the date which is five months after the first day of the next calendar month after the Expert has given its final Expert Opinion);

“Completion”	shall have the meaning given to it in Clause 6.5;

“Conditions Precedent”	shall have the meaning given to it in Clause 5.1;

“Covenants”	shall have the meaning given to it in Clause 16.3;

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“De Minimis Claims”	shall have the meaning given to it in Clause 15.8.1(a);

“Disclosure Material”	shall mean the information provided to Tianqi under Clauses 12.1 and 12.2;

“EBITDA”	shall have the meaning given to it in Clause 8.1.2;

“Equity Value”	shall have the meaning given to it in Clause 8.1.3;

“EV”	shall have the meaning given to it in Clause 8.1.4;

“Exercise Date”	shall have the meaning given to it in Clause 4.3;

“Exercise Date Accounts”	shall have the meaning given to it in Clause 9.1;

“Exercise Price”	shall have the meaning given to it in Clause 8.2;

“Expert”	shall have the meaning given to it in Clause 9.4;

“Expert Opinion”	shall have the meaning given to it in Clause 9.4;

“Finance Debt”	shall have the meaning given to it in Clause 8.1.5;

“Fundamental Breach”	shall have the meaning given to it in Clause 10.4.2;

“Government Agency”

shall mean a government or a governmental, semi governmental or judicial entity or authority. It also includes a self regulatory organisation established under statute or a recognised securities exchange;

“Group”	shall mean the Company and the Group Companies;

“Group Companies”	shall have the meaning given to it in Clause 3.2;

“InvestCo	shall have the meaning given to it in Clause 6.1.1;

“Material Adverse Effect”	shall have the meaning given to it in Clause 13.8

“ND”	shall have the meaning given to it in Clause 8.1.6;

“Notice Date”	shall have the meaning referred to it in Clause 4.3;

“Option”	shall have the meaning given to it in Clause 4.1;

“Option Period”	shall have the meaning given to it in Clause 4.1;

“Participation”	shall have the meaning given to it in Clause 4.3;

“Participation Range”	shall have the meaning given to it in Clause 4.2;

“Partnership Agreement”	shall have the meaning given to it in Clause 6.3;

“Party” and “Parties”	shall have the meaning given to it in the deed caption;

“PLTA”	shall have the meaning given to it in Clause 1.2;

“Relevant Date”	shall have the meaning given to it in Clause 8.1.7;

“Relevant Items”	shall have the meaning given to it in Clause 9.2;

“Rockwood Group”	shall have the meaning given to it in Clause 1.1;

“RP”	shall have the meaning given to it in Clause 8.1.8;

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“RSGG”	shall have the meaning given to it in the deed caption;

“RSGG Guarantee”	shall have the meaning given to it in Clause 13.1;

“Shares”	shall have the meaning given to it in Clause 3.1

“Subsidiary”	shall have the meaning given to it in Clause 10.1.2

“Talison”	shall have the meaning given to it in Clause 1.3;

“Talison Joint Venture”	shall have the meaning given to it in Clause 1.4;

“Talison JVA”	shall have the meaning given to it in Clause 1.4;

“Tax”

shall include any tax, levy, impost, deduction, charge, rate, duty, compulsory loan or withholding that is levied or imposed by a Government Agency, and any related interest, penalty, charge, fee or other amount;

“Termination Event”	shall have the meaning given to it in Clause 10.2;

“Tianqi”	shall have the meaning given to it in the deed caption;

“Tianqi Investment”	shall have the meaning given to it in Clause 6.4.1;

“Tianqi Listco”	means Sichuan Tianqi Lithium Industries, Inc., incorporated in China;

“Tianqi Claim”	shall have the meaning given to it in Clause 15.2; and

“Windfield”	shall have the meaning given to it in Clause 1.3.

2.2                               In this Agreement:

2.2.1                     a reference to a company or other legal entity shall be construed so as to include any legal entity or entities into which such company may be merged by means of a statutory merger or into which it may be split-up or de-merged, by means of a statutory split-up or demerger;

2.2.2                     a reference to a “person” includes a reference to an individual, a body corporate, an association, a partnership, a government or a state body and any other legal entity and includes in each case such person’s legal representatives, successors and permitted assigns;

2.2.3                     a reference to the masculine includes a reference to the feminine and neuter and vice versa;

2.2.4                     a reference to any time is to local time in Frankfurt am Main, Germany on the day in question;

2.2.5                     a reference to “includes” or “including” or any similar expression means “including but without limitation”; and

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2.2.6                     a reference to a Clause or Schedule means a clause or schedule of or to this Agreement.

3.                                      STATUS OF THE COMPANY

3.1                               The Company is a limited liability company under the laws of Germany with an issued and outstanding share capital of EUR 10,000,000, which is divided into 200,000 shares with a nominal value of EUR 50 per share and the serial numbers 1 through 200,000 (the “Shares”).

3.2                               The Company holds all issued and outstanding share capital of:

3.2.1                     Rockwood Lithium Taiwan Co. Ltd, a limited company under the laws of Taiwan, having its business address at 2, Hsien-Kong N.1st Road, Hsien Si, Chang-Bin Industrial Park, Chang Hua County, Taiwan;

3.2.2                     Rockwood Lithium (UK) Ltd., a limited company under the laws of England and Wales with its business address at Denbigh Road, Bletchley, Milton Keynes, Buckinghamshire, MK1 1PB, United Kingdom;

3.2.3                     Rockwood Lithium Japan K.K. a corporation under the laws of Japan, having its business address at Aoyama Yasuda Building 11F, 7-1-1, Akasaka, Minato-ku, Tokyo 107-0052, Japan;

3.2.4                     Rockwood Lithium India Pvt. Ltd., a private limited company under the laws of the Republic of India with its business address at 103, Windfall, Sahar Plaza Complex, J. B. Nagar, Andheri (East), Mumbai — 400059, Republic of India; and

3.2.5                     Rockwood Lithium Shanghai Co., Ltd., a limited company under the laws of the People’s Republic of China with its business address at Blog C, No. 2272, Hongqiao Road, Changning District, Shanghai, 200336, People’s Republic of China

(together the “Group Companies”). In addition, the Company maintains different branch offices throughout Europe.

4.                                      OPTION

4.1                               In the period between 1 January 2014 and 31 December 2016 (the “Option Period”), RSGG hereby grants to Tianqi the option to participate in the Company through InvestCo (as defined below) following the transactions described in Clause 6, subject to the terms and conditions set out in this Agreement (the “Option”).

4.2                               The Option shall give Tianqi the right to invest in the InvestCo between 20 per cent and 30 per cent (in each case including) (the “Participation Range”) on a fully diluted basis.

4.3                               Tianqi may exercise the Option by statement in writing towards RSGG (the date of such statement being the “Notice Date”) with a notice period of at least one month, provided that the notice period must fall within the Option Period and further provided that the exercise of the Option will take effect as of the first day of the next

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calendar month (the “Exercise Date”). The notice to exercise the Option must as a minimum set out the participation within the Participation Range that Tianqi wishes to invest (the “Participation”). The notice regarding the exercise of the Option shall be accompanied by information of the ultimate beneficial owner, if any, and the 10 largest shareholders of Tianqi (or Tianqi Listco, as applicable) at the Notice Date.

4.4                               Tianqi may, in its discretion, nominate Tianqi Listco or a wholly owned Subsidiary of Tianqi or Tianqi Listco to receive the Participation, but only if (in the case of a wholly owned subsidiary being nominated) Tianqi or Tianqi Listco (as applicable) and such Subsidiary have agreed that in case such nominee ceases to be a wholly owned Subsidiary of Tianqi or Tianqi Listco (as applicable), any participation of such former subsidiary in InvestCo shall automatically transfer to Tianqi or Tianqi Listco (as applicable).

4.5                              Prior to Completion, RSGG may request from Tianqi any other information or documentation as is reasonably required by the Rockwood Group under any US regulation (e.g. anti-money laundering information).

4.6                               Other than as set out in Clause 4.4 and Clause 20.2, the Option is not transferrable.

5.                                      CONDITIONS PRECEDENT

5.1                               Completion under Clause 6 is subject to the satisfaction or waiver, as the case may be, of the following conditions precedent (aufschiebende Bedingungen) (the “Conditions Precedent”):

5.1.1                     completion as defined in the Talison JVA has occurred;

5.1.2                     approval of the Participation by all competent merger control authorities or lapse of any applicable waiting period if such lapse is deemed to be an approval if and to the extent the Participation must be approved by a competent merger control authority;

5.1.3                     the Participation has not been prohibited by the German Federal Ministry of Economics and Technology (Bundesministerium für Wirtschaft und Technologie) (“BMWi”) according to section 4 para. 1 and para. 2 and section 5 para. 2 of the German Foreign Trade Act (AWG) in conjunction with section 59 para. 1 of the German Foreign Trade Regulation (AWV) (the “AWG Clearance”). The AWG Clearance shall be deemed to be obtained if:

(a)                                 the BMWi has issued a certificate of compliance (Unbedenklichkeitsbescheinigung) pursuant to section 58 para. 1 sentence 1 German Foreign Trade Regulation (AWV); or

(b)                                 the BMWi has not commenced a formal investigation of the transaction pursuant to section 58 para. 2 German Foreign Trade Regulation (AWV) within one month of receipt of the application for a certificate of compliance (Unbedenklichkeitsbescheinigung) and, accordingly, such certificate is deemed to have been issued pursuant to section 58 para. 2 German Foreign Trade Regulation (AWV); or

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(c)                                  the BMWi has not notified the Purchaser within three (3) months from the Exercise Date of its decision to commence a formal investigation of the acquisition pursuant to section 55 para. 3 German Foreign Trade Regulation (AWV); or

(d)                                 the BMWi has not prohibited the transaction within two months from receipt of the complete documentation pursuant to section 59 para. 1 sentence 1 German Foreign Trade Regulation (AWV); or

(e)                                  within two (2) months from receipt of the complete documentation pursuant to section 59 para. 1 sentence 1 German Foreign Trade Regulation (AWV), the BMWi has issued binding orders (Anordnungen) in relation to the Participation without prohibiting the acquisition;

5.1.4                     this Agreement has not been terminated pursuant to Clauses 10 or 11.1.

5.2                               Should any further mandatory regulatory clearance or approval (or, where the party to receive the Participation is Tianqi Listco or a Subsidiary of Tianqi Listco, any mandatory shareholder approval) be required for the Participation in any jurisdiction applicable to any of the Parties or their subsidiaries before the transactions described in Clause 6 may occur, the Parties agree that such additional clearances or approvals shall be obtained prior to the implementation of the transfers described in Clause 6 and such approvals shall in each case constitute a Condition Precedent.

5.3                               The Conditions Precedent, if legally permissible, may only be waived by the Parties jointly.

6.                                      COMPLETION

6.1                               In case Tianqi exercises the Option and subject to the satisfaction or waiver of the Conditions Precedents, RSGG shall without undue delay and prior to the Completion Date:

6.1.1                     establish a limited partnership under the laws of the Federal Republic of Germany (Kommanditgesellschaft) (“InvestCo”) in which RSGG shall initially be the sole limited partner (Kommanditist) and a limited liability company under the laws of the Federal Republic of Germany (Gesellschaft mit beschränkter Haftung) shall be the sole general partner (Komplementär); and

6.1.2                     transfer all Shares and all other securities in the Company (if any) to InvestCo.

6.2                               Any reorganisation involving RSGG, InvestCo and any member of the Group prior to Completion must not be done on a tax deferred basis which may give rise to a subsequent liability for Tianqi unless such liability is fully compensated.

6.3                               Within ten Business Days after the Notice Date, the Parties shall negotiate and agree a partnership agreement substantially in the form as attached in Schedule 6.3 which will only take effect on and from Completion (the “Partnership Agreement”).

6.4                               Following signing of the Partnership Agreement and subject to the satisfaction or waiver of the Conditions Precedents, on the Completion Date:

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6.4.1                     Tianqi shall participate in InvestCo by accession as a new limited partner (Kommanditist) and entering into the Partnership Agreement against payment of the Exercise Price (the “Tianqi Investment”);

6.4.2                     The Parties agree to take any additional action as may be required for the completion of Tianqi participation, including registration on the relevant commercial register.

6.5                               “Completion” shall have occurred when the last of the actions set out in Clauses 6.4.1 through 6.4.2 have occurred. Promptly following Completion, RSGG shall confirm in writing to Tianqi that Completion has occurred.

6.6                               Prior to the Exercise Date, the Parties shall amicably discuss any alternative structure for the Tianqi Investment proposed by RSGG, in particular the legal form of InvestCo and how the Shares should be eventually transferred to InvestCo, in particular the Parties shall consider the tax implications of the structure and the implementation of the structure.

6.7                               Any transfer of all Shares shall not be effected by this Agreement, but by one or more separate transfer deed, pertaining to the transfer of the Shares.

6.8                               RSGG shall be free to take any of the actions described in Clause 6.1 before the satisfaction or waiver of the Conditions Precedent.

6.9                               In case the Tianqi Investment has not been made within six months after the Exercise Date, the exercise of the Option shall automatically become invalid and the Option shall expire. Where the Option expires under this Clause 6.9 (other than as a result of a failure to satisfy a Condition Precedent or RSGG breaching its obligations under this Agreement), Tianqi shall compensate RSGG and the Company for all costs and expenses, including advisor fees, reasonably incurred by RSGG and the Company due to Tianqi’s exercise of the Option.

7.                                      TERMINATION OF THE PLTA

7.1                               As soon as reasonably possible after the Completion Date but no later than the end of the Company’s fiscal year in which the Completion Date falls, the PLTA shall be terminated with economic effect as of the Completion Date and after being fully implemented for tax purposes for which purpose RSGG may aim at changing the fiscal year end to the Completion Date. To implement the termination of the PLTA with economic effect as of the Completion Date and without limiting Clause 14, RSGG shall compensate Tianqi for its pro-rata share of any after-tax profits attributable to the period after the Relevant Date which are:

7.1.1                     transferred to RSGG under the PLTA after the Completion Date; and

7.1.2                     not taken into account in any adjustment under Clause 8.3.

7.2                               If RSGG is required to provide any security pursuant to section 303 of the German Stock Corporation Act (Aktiengesetz), RSGG shall procure a bank guarantee to the relevant creditors requesting security pursuant to section 303 of the German Stock Corporation Act (Aktiengesetz).

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7.3                               Upon the election of RSGG, InvestCo and the Company shall enter into a profit and loss transfer agreement (Ergebnisabführungsvertrag) on customary terms immediately after the termination of the PLTA has become effective.

8.                                      EXERCISE PRICE

8.1                               Definitions

8.1.1                     “Cash” shall be cash and cash equivalents as of the Relevant Date.

8.1.2                     “EBITDA” shall be the adjusted EBITDA (as described in the 2012 Annual Report / 10K SEC filing of Rockwood Holdings, Inc. on page 101-102 Schedule 8.1.2) of the Company and the Group Companies (on a consolidated basis) used in compiling the financial report of the Rockwood Group at the Relevant Date.

8.1.3                     “Equity Value” shall be EV - ND.

8.1.4                     “EV” shall be the EBITDA for the twelve months ending on the Relevant Date multiplied by 14.

8.1.5                     “Finance Debt” shall be, as of the Relevant Date, indebtedness (whether actual or contingent) in respect of money borrowed or raised or other financial accommodation. It includes indebtedness under or in respect of:

(a)                                 a guarantee of Finance Debt or a guarantee given to a financier;

(b)                                 a finance lease;

(c)                                  a swap, option, hedge, forward, futures or similar transaction;

(d)                                 an acceptance, endorsement or discounting arrangement;

(e)                                  a redeemable share or redeemable stock;

(f)                                   the deferred purchase price (for more than 90 days) of an asset or service; or

(g)                                  an obligation to deliver assets or services paid for in advance by a financier or otherwise relating to a financing transaction.

8.1.6                     “ND” shall be the Finance Debt minus the Cash.

8.1.7                     “Relevant Date” shall be the last day of the last calendar quarter for which Rockwood Holdings Inc. has published a quarterly report prior to the Notice Date.

8.1.8                     “RP” shall be equal to the Participation as set out in the participation notice expressed as a percentage.

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8.2                               The cash payment by Tianqi shall be calculated as follows (the ““Exercise Price”):

Exercise Price =	Equity Value	– Equity Value
(1 – RP)

8.3                               The Equity Value shall be:

8.3.1                     reduced by:

(a)                                 the value of any transaction in breach of the undertaking in Clause 16.4; and

(b)                                 the after-tax amount of any payment made to RSGG on termination of the PLTA by the Company or any Group Company prior to Completion;  and

8.3.2                     increased by the amount of all capital contributions and injections made by the Rockwood Group into the Company or any Group Company between the Relevant Date and the Completion Date.

9.                                      DETERMINATION OF THE EXERCISE PRICE

9.1                               Within five Business Days after the Notice Date the Company shall prepare a calculation of the Exercise Price, consisting of a calculation of the Financial Debt and the Cash together with the EBITDA (the “Exercise Date Accounts”).

9.2                               RSGG and Tianqi are entitled to review the Exercise Date Accounts or have them reviewed by an auditor and shall notify the relevant other Party in writing of any objections to any of the items that are relevant for the determination of the EBITDA, the Cash and the Financial Debt (the “Relevant Items”) within ten Business Days from the receipt of the Exercise Date Accounts. If none of the Parties raises objections in due form and time, the Exercise Accounts upon expiry of the time-limit shall become binding.

9.3                               If either of RSGG or Tianqi raises objections to any of the Relevant Items in due form and time, the Parties shall endeavour to determine the disputed Relevant Items by mutual agreement within a further time period of five Business Days. If the Parties reach agreement on all Relevant Items in dispute within this time period, the Exercise Accounts, each with the Relevant Items agreed, will become binding.

9.4                               In case no agreement is reached within the five Business Day period referred to in Clause 9.3, an auditing firm of international standing (the “Expert”) shall be retained by RSGG and Tianqi to determine the Relevant Items still in dispute by way of a binding written expert opinion pursuant to sections 317 et seq. of the German Civil Code (BGB) (the “Expert Opinion”) within one month from the acceptance of the mandate; however, the Relevant Items determined by the Expert may not be above or below the figures determined by the Parties. If RSGG and Tianqi cannot agree on an Expert within five Business Days after the expiry of the five Business Day period referred to in Clause 9.3, the Expert shall be determined by the Institute of Certified Public Accountants (Institut der Wirtschaftsprüfer) in Düsseldorf upon request of either of RSGG or Tianqi. The Expert shall give both of RSGG and Tianqi

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comprehensive opportunity to explain their position and inform them about the individual procedural steps. The Relevant Items determined by the Expert and the Exercise Accounts resulting from this procedure become binding upon delivery of the Expert Opinion to the Parties.

10.                               TERMINATION

10.1                        Definitions

10.1.1              A “Change of Control”, in relation to a Party, occurs when a person (or persons who are acting in concert in relation to the affairs of the Party or a holding company of the Party), who did not control the Party at the time it became a party, begins to control the party except if the Change of Control is caused solely by the Party beginning to be controlled by a Subsidiary of its ultimate holding company.

10.1.2              An entity is a “Subsidiary” of another person (its holding company) if that person, whether directly or indirectly through one or more other subsidiaries:

(a)                                 holds a majority of the voting rights in it;

(b)                                 is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

(c)                                  is a member or shareholder of it and controls alone, or pursuant to an agreement with other members or shareholders, a majority of the voting rights in it; or

(d)                                 has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors or other officers are obliged to comply.

10.2                        “Termination Event” shall be any of the following:

10.2.1              any distress, execution, sequestration or other similar process being levied or enforced upon or sued out against property of any Party which is not discharged within five Business Days; or an encumbrancer taking possession of, or an administrator, administrative receiver, receiver, trustee or liquidator being appointed over the whole or any part of any Party’s undertaking, property or assets or those of its holding company or a resolution is passed for the winding-up of any Party;

10.2.2              a Party makes an assignment for the benefit of creditors generally or fails to pay its debts generally as they become due; and

10.2.3              there is a Change of Control in a Party (or its holding company).  Each Party shall forthwith give notice in writing to the other Parties of any Change of Control of it which occurs during the term of this Agreement.

10.3                        In case a Termination Event occurs in Tianqi, RSGG may terminate this Agreement by notice in writing to the other Parties at any point in time before Completion. Where

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the Termination Event is a Change of Control in Tianqi, RSGG, in deciding whether to terminate, shall, acting reasonably, take into account the following factors: (i) the new controlling shareholder’s competitive position; (ii) any legal restrictions or government regulation; (iii) the new controlling shareholder’s reputation; and (iv) the impact a joint undertaking with the new controlling shareholder could have on the reputation of the Rockwood Group (including its investor relations).

10.4                        Tianqi may terminate this Agreement by notice in writing to the other Parties at any point in time before Completion in case:

10.4.1              a Termination Event occurs in RSGG or in the Company or any material Group Company; or

10.4.2              where it becomes aware of a breach of this Agreement and it is likely that the aggregate of all losses suffered by Tianq resulting from that breach and all other breaches exceeds USD 60 million (“Fundamental Breach”).

10.5                        A termination notice pursuant to Clauses 10.3 or 10.4 must be given within ten Business Days after the relevant terminating Party becomes aware of the Termination Event. The termination becomes effective upon:

10.5.1              the receipt of the termination notice by Tianqi in case of a termination notice pursuant to Clause 10.3; and

10.5.2              the receipt of the termination notice by RSGG in case of a termination notice pursuant to Clause 10.4.

10.6                        In case of a termination, all rights and obligations under this Agreement shall lapse, except for any rights accrued hereunder and except for Clauses 18 through 22 and this Clause 10.6 which shall continue to apply.

11.                               TERMINATION OF THE TALISON JOINT VENTURE

11.1                        In case the Rockwood Group ceases to hold any indirect shareholding or participation in Talison prior to Completion, the Option shall automatically expire and, if and to the extent the Option has been exercised, but Tianqi has not yet received any Participation, the implementation of the Participation shall be terminated and, to the extent necessary or useful, any actions already taken for the implementation shall be reversed, in particular any Exercise Price already paid by Tianqi shall be reimbursed.

12.                               DUE DILIGENCE AND OTHER INFORMATION RIGHTS

12.1                        Following the date of this Agreement and prior to exercising the Option, RSGG shall give Tianqi the opportunity to conduct a limited due diligence in the Company and the Group Companies, with a focus on historical financial information. All information disclosed during such due diligence shall be considered confidential information.

12.2                        For the purpose of Tianqi’s due diligence:

12.2.1              Tianqi shall provide RSGG and the Company with a list of documents requested for Tianqi’s due diligence;

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12.2.2              the information will be made available in an electronic data room, with reasonable restrictions to preserve confidentiality; and

12.2.3              RSGG and the Company may refuse to provide any such information that they reasonably consider being commercially sensitive, including details of customers, prices, margins and costing calculations. Documents containing such information may, in RSGG’s and the Company’s discretion (acting reasonably) either not be provided at all, be redacted or only disclosed to advisors of Tianqi that are subject to a mandatory duty of confidentiality and have agreed towards RSGG and the Company not to disclose such commercially sensitive information.

12.3                        In addition and during the Option Period and during the period from the Notice Date period until Completion, the Company shall provide to Tianqi the following information as soon as reasonably practical after it is available to the Company:

12.3.1              all financial information on a consolidated basis that is made available by the Company to the auditor of the Rockwood Group for the preparation of the quarterly reporting;

12.3.2              approved consolidated budgets and capex plans for the Company and the Group Companies, including any material operating or capital expenditure which is outside of those budgets or capex plans;

12.3.3              details of any agreement with an annual or one-time value exceeding EUR 250,000 between the Company and the Group Companies on the one side and any other member of the Rockwood Group on the other side, or material variations to existing material intra-group agreements; and

12.3.4              if requested by Tianqi in relation to any agreement between the Company and the Group Companies and any other member of the Rockwood Group, sufficient information to enable Tianqi to verify that the agreement is on arm’s length commercial terms.

12.4                        At any time prior to the Completion Date, RSGG and the Company shall provide Tianqi with all reasonable assistance and information (except where not permitted or customary for a US listed company) reasonably required to allow Tianqi to:

12.4.1              obtain any necessary shareholder or regulatory approvals; and

12.4.2              prepare and issue any document required for any fund raising contemplated by Tianqi.

13.                               RSGG’S GUARANTEES

13.1                        The Parties have intensively discussed and negotiated if and to what extent RSGG shall be liable for defects relating to the Shares and have decided to depart from the statutory warranties regarding a sale. Instead, they have agreed to replace the statutory system and provide for an independent catalogue of specific rights of Tianqi individually agreed as set forth in this Clause 13. Subject to the limitations of liabilities and the explicit restrictions of certain legal rights agreed in this Agreement, RSGG represents and warrants to Tianqi by way of an independent guarantee

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(selbständiges Garantieversprechen) pursuant to section 311 para. 1 German Civil Code (BGB), that the statements set out in Clauses 13.2 to 13.14 (each a “RSGG Guarantee”) are true and correct as of the date of this Agreement or such other dates specified in the RSGG Guarantees. The RSGG Guarantees shall not constitute guarantees (Garantien für die Beschaffenheit der Sache) within the meaning of sections 443 and 444 German Civil Code (BGB), but shall constitute separate and independent obligations of RSGG and the scope and content of each representation and warranty of RSGG and any liability of RSGG arising hereunder shall be defined solely by the provisions of this Clause 13. RSGG’s knowledge shall mean the actual knowledge of RSGG and any knowledge of any officer of RSGG which they have obtained, or could have obtained, after due inquiry of the managing directors of the Company.

13.2                        Power and Authority

As of the date hereof and as of the Completion Date:

13.2.1              RSGG has the full personal or corporate (as the case may be) and legal power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. The transactions contemplated by this Agreement have been duly authorised by all necessary corporate and/or legal action on the part of RSGG and this Agreement has been duly executed by or on behalf of RSGG and constitutes its binding obligation.

13.2.2              The execution and performance by RSGG of this Agreement and the consummation of the transactions contemplated hereby require no filing by RSGG with any governmental body, public agency or official or other third party, save for those set out in this Agreement.

13.2.3              The execution and performance by RSGG of this Agreement and the transactions contemplated hereby do not violate the constitutional documents of RSGG nor any applicable law, regulation, judgement, injunction or order binding on RSGG.

13.3                        Title to Shares

13.3.1              As of the date hereof the Shares are owned by RSGG and are unencumbered and free from any third party rights. The Shares are fully paid up and have not been repaid; there is no additional contribution obligation (Nachschusspflicht).

13.3.2              As of the Completion Date the Shares are owned by Investco and are unencumbered and free from any third party rights. The Shares are fully paid up and have not been repaid; there is no additional contribution obligation (Nachschusspflicht).

13.3.3              As of the date hereof and as of the Completion Date:

(a)                                 The Company has been duly established and is validly existing under the laws of its incorporation.

(b)                                 The Shares comprise 100% of the issued share capital of the Company.

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(c)                                  No person has a right or claim to or for the issue of any new shares or other equity interest in the Company.

(d)                                 Except for the PLTA, the Company is not a party to any enterprise agreements (Unternehmensverträge) within the meaning of sections 291 and 292 German Stock Corporation Act (AktG) or comparable profit sharing or pooling agreements or arrangements under the laws of other jurisdictions.

13.3.4              As of the Completion Date:

(a)                                 Investco has been duly established and is validly existing under the laws of its incorporation.

(b)                                 RSGG owns 100% of the partnership capital in Investco.

(c)                                  No person has a right or claim to or for the issue of any new shares or other equity interest in Investco.

(d)                                 Investco is not a party to any enterprise agreements (Unternehmensverträge) within the meaning of sections 291 and 292 German Stock Corporation Act (AktG) or comparable profit sharing or pooling agreements or arrangements under the laws of other jurisdictions.

13.4                        Group Companies

As of the date hereof and as of Completion:

13.4.1              The statements in Clause 3 are true and correct.

13.4.2              The Group Companies have been duly established and are validly existing under the laws of their incorporation and are, to the extent such concept exists in the relevant jurisdictions, of good standing.

13.4.3              The shares in the Group Companies are owned by the Company. The Company directly or indirectly owns 100% of the shares in all Group Companies. The shares in the Group Companies are unencumbered and free from any third party rights. The shares in the Group Company directly or indirectly held by the Company are fully paid up and have not been repaid; there is no additional contribution obligation.

13.4.4              No person has a right or claim to or for the issue of any new shares or other equity interests in any Group Company (other than the Company).

13.4.5              The Company does not have any Subsidiaries other than the Group Companies.

13.5                        Arm’s Length Transactions

As of the date hereof and as of the Completion Date all material agreements currently in force between the Company and the Group Companies on the one hand and the

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Rockwood Group (excluding the Company and the Group Companies) on the other hands, have been made to RSGG’s knowledge at arm’s length commercial terms.

13.6                        No Insolvency Events

As of the date hereof and as of the Completion Date:

13.6.1              Neither the Company nor any Group Company is insolvent and no receiver has been appointed over any part of its assets and no such appointment has been threatened.

13.6.2              Neither the Company nor any Group Company is in liquidation and no proceedings have been brought or threatened for the purpose of its winding up.

13.6.3              To RSSG’s knowledge there are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up the Company or any Group Company.

13.6.4              No administrator has been appointed to the Company or a Group Company.

13.6.5              Neither the Company nor any Group Company has entered into an arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.

13.6.6              Neither the Company nor any Group Company is (or is taken to be under applicable legislation) unable to pay its debts, other than a debt or claim the subject of a good faith dispute, and has not stopped or suspended, or threatened to stop or suspend, the payment of all or a class of its debt.

13.6.7              The affairs of the Company and each Group Company have been conducted in accordance with its constituent documents.

13.7                        Accounts

13.7.1              The Accounts have been prepared in accordance with the standards applied by the Group Companies’ Management in accordance with past practice and present a true and fair view of the financial position of the Company and other Group Companies (on a consolidated basis) as at the Relevant Date, and the financial performance of the Company and other Group Companies (on a consolidated basis) for the 12 month period ended on the Relevant Date.

13.7.2              In the period between the Relevant Date and the Notice Date

(a)                                 the Company and each Group Company has carried on its business in the ordinary and usual course; and

(b)                                 except for disposals in the ordinary course of business and at not less than market value, the property of the Company and each Group Company has been and remains in its possession of or under its control.

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13.8                        Agreements

As of the date hereof, no failure by the Company nor any Group Company to comply with a material obligation under an agreement to which it is a party has had a Material Adverse Effect on the Group or, to the RSGG’s knowledge, is likely to have a Material Adverse Effect on the Group. “Material Adverse Effect”, in relation to the Group, means any event, change, matter, thing or condition which individually or when aggregated with other such events, changes, matters, things or conditions has had, or is reasonably likely to have, the effect of a diminution in:

13.8.1              the consolidated net assets of the Company as per the Relevant Date by 10% or more; or

13.8.2              consolidated earnings of the Company before interest, tax, depreciation and amortisation by 10% of the EBITDA or more for the 12 month period commencing on the date after the date on which the event, change, matter, thing or condition occurs provided that the event, change, matter, thing or condition is likely to persist and is incapable of being (or reasonably unlikely to be) rectified or off-set over a reasonable period of time.

13.9                        Litigation

As of the date hereof:

13.9.1              RSGG is not aware of any material litigation, prosecution, mediation, arbitration or other proceeding between the Company or any Group Company and any other person.

13.9.2              To the best of RSGG’s knowledge and belief, neither the Company nor any Group Company has received, any written notice or claim threatening the commencement of any material litigation, prosecution, mediation, arbitration or other proceeding in respect of the Company or any Group Company.

13.10                 Approvals

As of the date hereof:

13.10.1       The Company and each Group Company has all of the material permits, licences, consents and other authorisations required to conduct its business (the “Approvals”).

13.10.2       No failure by the Company or any Group Company to comply with the conditions under the Approvals has had a Material Adverse Effect on the Group taken as a whole.

13.11                 Environment

As of the date hereof:

13.11.1       Neither the Company nor any Group Company has received written notice of any civil, criminal or administrative action, regulatory notice or other

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proceeding or suit under any environmental law applicable to the Group, which is or may have a Material Adverse Effect on the Group taken as a whole.

13.11.2       To RSGG’s knowledge, there has not occurred in connection with the Company or any Group Company any act, omission, event or circumstance likely to give rise in the future to any material civil, criminal or administrative action, order, review, investigation, proceeding or suit, under any environmental law applicable to the Group, other than reviews or investigations in the nature of routine or periodic exercises which relate to events of a non material nature.

13.12                 Compliance with laws

As of the date hereof, to RSGG’s knowledge, the Company and each Group Company has carried on its business in all material respects in accordance with applicable laws and has not received any written notice advising it that it has not, in any material respect, complied with any applicable law.

13.13                 Information

As of the date hereof:

13.13.1       To RSGG’s knowledge, the Disclosure Material has been provided in good faith.

13.13.2       RSGG has not knowingly or recklessly:

(a)                                 omitted to disclose information to Tianqi, the disclosure of which might reasonably be expected to have resulted in Tianqi not entering into this Agreement, or entering into it on materially different terms;

(b)                                 caused anything to be omitted from the Disclosure Material such as to make any part of that information materially false or misleading; or

(c)                                  caused anything materially false or misleading to be included in the Disclosure Material.

13.14                 Tax Warranties

13.14.1       The Company and each of the Group Companies have:

(a)                                 complied with all obligations under laws relating to Tax;

(b)                                 maintained sufficient and accurate records and all other information required to assess tax payable and to support all Tax returns and information which has been or may be filed, lodged, or submitted to any taxation authority or is required to be kept under laws relating to taxes; and

(c)                                  complied with all obligations to register for the purposes of laws relating to taxes.

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13.14.2       The Company and any of the Group Companies has paid all Taxes due and payable before Completion.

13.15                 Within ten Business Days from the Notice Date and as of the Notice Date, RSGG shall repeat the RSGG Guarantees and confirm that the RSGG Guarantees are also true and correct as of the Notice Date.  However, insofar as RSGG discloses any facts and circumstances in a disclosure schedule to be delivered to Tianqi within ten Business Days following the Notice Date,

13.15.1       RSGG shall not be liable under the RSGG Guarantees in this regard; and

13.15.2       if the Parties (negotiating in good faith) are unable to agree an adjustment to the Exercise Price to address any matters disclosed in the disclosure schedule to Tianqi’s reasonable satisfaction, Tianqi shall be entitled to rescind the exercise of the Option by statement in writing towards RSGG within further 10 Business Days and RSGG shall have no further liability or obligation in this regard.

14.                               TAX INDEMNITY

14.1                        RSSG must pay to the Company the following amounts:

14.1.1              the amount of any Tax which a member of the Group may be called upon to pay in respect of any Tax period ended before the Relevant Date and in respect of the period from the first day of the next Tax period to the Relevant Date which has not been paid prior to the Relevant Date;

14.1.2              the amount of any Tax which a member of the Group may be called upon to pay, deduct or withhold in respect of any payments made by any member of the Group prior to the Relevant Date; and

14.1.3              the amount of any duties payable in respect of any document or transaction entered into prior to the Relevant Date to which any member of the Group is or has been a party or by which any member of the Group derives, has derived or will derive a benefit but only to the extent the aggregate of such amounts is higher than the provisions made in the Accounts.

15.                               REMEDIES

15.1                        If any of the RSGG Guarantees should prove to be incorrect in whole or in part as of the date it is given (a “Breach”), RSGG shall, following receipt of the respective written notice of claim from Tianqi:

15.1.1              restore the position to what it would have been if the Breach had not occurred (Naturalrestitution) within a reasonable time period but no later than one month following receipt of a respective notice of claim; provided that, if either such restitution is impossible or RSGG seriously and finally refuses to restore the position, Tianqi is entitled to recover monetary compensation pursuant to Clause 15.1.2 prior to the expiry of the one month period; or

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15.1.2              subject to Clause 15.1.1, pay to Tianqi monetary compensation only for the damages actually suffered by Tianqi as a result of such Breach;

15.1.3              in case of any damages suffered by the Company or the Group Companies as a result of a Breach, Tianqi may only claim a portion of the damages equal to the Participation.

15.2                        In the event of any alleged claims of Tianqi against RSGG under the RSGG Guarantees, Tax Indemnity, Covenants (as defined below) or otherwise under or in connection with this Agreement (excluding Clause 7.1) (each a “Tianqi Claim”), Tianqi shall give RSGG written notice of the alleged breach or non-fulfilment of a RSGG Guarantee or the Covenant without undue delay, and in any event within one month following discovery of such breach or non-fulfilment. Such notice shall state the nature of the breach or non-fulfilment and the amount involved to the extent that such amount is determinable at the time of such notice.

15.3                        Tianqi shall not be entitled to bring a Tianqi Claim, and RSGG shall not be liable, if and to the extent that:

15.3.1              the underlying facts, circumstances or events forming the basis of the Tianqi Claim) or determining the amount of damages caused:

(a)                                 are actually known by Tianqi or its representatives or advisors on the Notice Date; or

(b)                                 have been fully and fairly disclosed in writing to Tianqi or its representatives or advisors by RSGG or the Company and/or their respective representatives or advisors prior to or on the Notice Date;

15.3.2              Tianqi fails to:

(a)                                 inform RSGG in writing without undue delay, and in any event no later than one month, after becoming aware of any alleged incorrectness; or

(b)                                 give RSGG the opportunity to restore the position pursuant to Clause 15.1.1;

15.3.3              the damage results from or is increased by the passing of, or any change in, any law, rule, regulation or administrative practice of any government, governmental authority, agency or regulatory body following the Notice Date.

15.4                        If after RSGG has made any payment to Tianqi for any Tianqi Claim, Tianqi or any of its Subsidiaries receives any benefit or credit by reason of matters to which the Tianqi Claim relates then Tianqi must immediately repay to RSGG a sum corresponding to the amount of the payment or (if less) the amount of the benefit or credit.

15.5                        RSGG is not liable to make any payment in connection with this Agreement (whether by way of damages or otherwise) to Tianqi in respect of any Tianqi Claim for any indirect loss or for any:

15.5.1              loss of income, profits or business;

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15.5.2              loss of opportunity; or

15.5.3              damage to goodwill and business reputation,

however arising.

15.6                        Tianqi is not entitled to recover from RSGG under this Agreement more than once in respect of the same liability suffered.

15.7                        RSGG is not liable to make any payment (whether by way of payment of damages or otherwise) for any Tianqi Claim to the extent that any liability:

15.7.1              is contingent, prospective, not ascertained or ascertainable, unless and until such liability becomes an actual liability and is due and payable;

15.7.2              arises from:

(a)                                 any legislation not in force at the date of this agreement including legislation which takes effect retrospectively;

(b)                                 a change in the judicial interpretation of the law in any jurisdiction after the date of this agreement; or

(c)                                  a change in the administrative practice of any Government Agency after the date of this agreement including any change which takes effect retrospectively;

15.7.3              would not have arisen but for a change after Completion in any accounting policy or practice of the Company or a Group Company that applied before Completion; or

15.7.4              is not a reasonable legal cost.

15.8                        The liability of RSGG for Tianqi Claims shall be limited as follows:

15.8.1              Except for Tianqi Claims under Clauses 14 and 16.4.1, RSGG shall only be liable under or in connection with a Tianqi Claim:

(a)                                 if a Tianqi Claim exceeds USD 250,000 (in words: two hundred fifty-thousand US Dollars) (de minimis) (whereby a series of individual claims on the same grounds shall be counted as one individual Tianqi Claim) (the claims not exceeding USD 250,000 “De Minimis Claims”) and

(b)                                 if and to the extent the sum of all Tianqi Claims (excluding the De Minimis Claims) exceeds USD 7,000,000 (in words: seven million US Dollars);

15.8.2              the maximum aggregate liability of RSGG for:

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(a)                                 all Claims under Clauses 13.4, 13.5 and 13.7 to 13.12 (inclusive) shall be limited to an amount equal to 25 per cent of the Tianqi Investment; and

(b)                                 all Claims under Clauses 13.2, 13.3, 13.6, 14, 16.4.1 shall be limited to an amount equal to the Exercise Price,

provided that under no circumstances will the maximum amount recovered by Tianqi in respect of all Tianqi Claims under or in relation to or arising out of this Agreement exceed 100% of the Exercise Price (before the application of Clause 15.10).

15.9                        All Tianqi Claims (other than under Clauses 13.14 and 14) shall be time-barred 24 months following the Completion Date. All claims under Clauses 13.14  and 14 shall be time-barred five years after the Completion Date. These limitation periods shall be suspended with regard to a particular claim against RSGG only by Tianqi instituting legal proceedings against RSGG within the meaning of section 204 para. 1 no. 1 German Civil Code (BGB) in respect thereof before the competent arbitral tribunal or court. Section 203 German Civil Code (BGB) shall not apply.

15.10                 Any monetary compensation received by Tianqi from Rockwood Group as a result of any Tianqi Claim will be in reduction and refund of the Exercise Price.

15.11                 The rights of Tianqi in case of a Breach shall be limited to rights explicitly provided for in this Agreement and all statutory rights and claims of Tianqi relating directly or indirectly to the quality of the purchase object are hereby excluded and waived by Tianqi. This exclusion and waiver covers, in particular, claims based on defects, claims pursuant to section 280 German Civil Code (BGB), claims based on breach of pre-contractual fault or breach of contractual obligations, the right to reduce the Exercise Price, any liability in tort, rights to terminate the Agreement because of the lack of essential qualities, or any frustration claims pursuant to section 313 German Civil Code (BGB) or any other rights to rescind, withdraw from or terminate the Agreement or exercise any right or remedy which would have a similar effect.

15.12                 The statutory rules shall apply for claims based on fraud or wilful misconduct (Vorsatz) of RSGG.

15.13                 The statutory duty to mitigate any damages (section 254 German Civil Code (BGB)) shall remain unaffected.

16.                               COVENANTS

16.1                        In the time period from the Notice Date until the Completion Date and except as set out in this Agreement, RSGG and the Company undertake to conduct the business of the Company and the Group Companies in the ordinary course and in accordance with past practise.

16.2                        In the time period from the Relevant Date until the Completion Date and except as set out in this Agreement, RSGG and the Company undertake that they will not, except with the prior consent of Tianqi or unless otherwise set out in this Agreement

16.2.1              sell, dispose of, transfer or encumber any of the Shares or any participation in any Group Company;

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16.2.2              issue or resolve on the issuance of any shares in the Company or any instrument that can be converted into shares, except to RSGG; and

16.2.3              issue or resolve on the issuance of any shares in any Group Company or any instrument that can be converted into equity, except to the Company or another Group Company or to a Subsidiary of the Company.

16.3                        If RSGG and/or the Company breach any of the covenants set out in Clause 16.1 or Clause 16.2 (collectively, the “Covenants”), RSGG and the Company, as the case may be, shall compensate Tianqi in accordance with Clause 15 for damages suffered by Tianqi.

16.4                        In the time period from the Relevant Date until the Completion Date and except as set out in this Agreement, RSGG undertakes to ensure that:

16.4.1              the Company does not declare, pay or make any dividend or distribution or otherwise make any repayment of capital to the Rockwood Group (excluding the Company and the Group Companies);

16.4.2              neither the Company nor any Group Company enters into any material transaction or agreement with the Rockwood Group (excluding the Company and the Group Companies) other than on arm’s length commercial terms;

16.4.3              neither the Company nor any Group Company:

(a)                                 makes any payment to;

(b)                                 transfers any assets to;

(c)                                  assumes, indemnifies or incurs any liability for the benefit of; or

(d)                                 waives or agrees to waive any amount owed to it by,

the Rockwood Group (excluding the Company and the Group Companies), or agrees to do any of those things; and

other than:

16.4.4              any payment referred to in Clause 8.3.1(b);

16.4.5              any payment made by the Company or a Group Company to the Rockwood Group (excluding the Company and the Group Companies) under any transaction on arm’s length commercial terms; and

16.4.6              any payment which is approved in writing by Tianqi.

17.                              MERGER CONTROL AND OTHER REGULATORY APROVALS

17.1                        The Parties undertake to conduct a detailed analysis of any required merger control filings or other regulatory approvals after the Exercise Date. For this purpose, each of the Company and Tianqi shall provide to the legal counsel of Tianqi and the Company, as the case may be, the market information and other information reasonably required

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for assessing the requiremens of such approvals and to prepare the necessary filings. Any confidential market information of the Company and the Group Companies, as well as the confidential market information of Tianqi shall not be shared by the relevant legal counsel with either of Tianqi and RSGG.

17.2                        The Parties shall cooperate in the preparation of any filing or application for regulatory approval or notification of the relevant authorities. Tianqi shall be responsible for making any required regulatory filing or application also (to the extent permissible) on behalf of RSGG and/or the Company. Tianqi shall provide to RSGG and the Company any written communication received or sent by Tianqi and/or its advisors and to summarize any oral communication, in each case without undue delay.

17.3                        Tianqi shall consent to and comply with any obligations or conditions, commitments or other agreements required by any competent regulatory authority as a condition to the clearance of the Tianqi Investment to the extent reasonably acceptable (zumutbar) for Tianqi with respect to the business of Tianqi or any of its Subsidiaries.

17.4                        If a prohibition order of the relevant regulatory authorities is to be anticipated or is actually issued, the Parties shall endeavour what can reasonably be expected to remedy the circumstances preventing the clearance; any liability of RSGG or the Company in this context is excluded. Tianqi is entitled to lodge an appeal against a prohibition order and/or other orders in co-operation with RSGG and the Company, and at its own expense.

18.                               CONFIDENTIALITY

18.1                        Save as required by law or by any regulation, rule or any court, governmental or quasi-governmental authority or with the prior written consent of the other Parties, each Party shall keep strictly confidential, and no Party shall make any press release or similar public announcement or disclosure about:

18.1.1              the existence and the contents of this Agreement; and

18.1.2              any information RSGG and the Company have received about Tianqi and Tianqi about RSGG, the Company and the Group Companies, to the extent that such information is not known or available to the public, or the respective other Party has not consented to the disclosure of the information.

18.2                        If any disclosure or announcement of confidential matters referred to in Clause 18.1 is required by law or by any regulation, rule or any court, governmental or quasi-governmental authority or stock exchange, such disclosure may be made by the Party which has been addressed but only upon advice of its legal counsel and to the extent legally permissible and reasonably possible after:

18.2.1              having informed the other Parties without undue delay about the existence and scope of such obligation and the circumstances under which the obligation has been imposed upon it;

18.2.2              ensuring the confidential treatment of such information disclosed to the relevant public authority, court, regulatory body or stock exchange;

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18.2.3              consulting with the other Parties on possible steps to avoid or limit the disclosure; and

18.2.4              taking into account any reasonable steps another Party may request to prevent or limit the scope or impact of such disclosure.

18.3                        Notwithstanding Clause 18.1:

18.3.1              Tianqi may disclose the existence and content of this Agreement and any information received under Clause 12.4 as reasonably required in order to allow Tianqi to:

(a)                                 obtain any necessary shareholder or regulatory approvals; and

(b)                                 prepare and issue any document required for any fund raising contemplated by Tianqi.

18.3.2              each of the Parties may disclose the existence and content of this Agreement to any affiliate or any of its (direct or indirect) shareholders.

19.                               NOTICES

19.1                        Unless provided otherwise in this Agreement, all declarations (Willenserklärungen) to be made or notices to be given by any Party pursuant to this Agreement shall be in writing in English and delivered by hand, by courier or by telefax or (where an email address is specified) electronically in pdf-format (section 127 para. 3 German Civil Code (BGB)) to the person at the address set forth below. A change of address shall only become effective once notified by the respective Party to the other Parties in accordance with this Clause 19.1. The receipt of copies of a notice where specified below shall not constitute or substitute the receipt of such notice by the respective Party itself.

To RSGG:	Rockwood Specialties Group GmbH Attn: Udo Pinger Königsberger Straße 1 60487 Frankfurt am Main Federal Republic of Germany Facsimile: +49 (0) 69 7165 5693 Email: udo.pinger@rocksp.de

With a copy to:	Rockwood Holdings, Inc. Attn: Thomas J. Riordan 100 Overlook Center Princeton, NJ 08540 United States of America Facsimile: +1 609 514 8722 Email: triordan@rocksp.com

25

With a further copy to:	Clifford Chance Attn: Arndt Stengel (AZ: 41-40559289) Mainzer Landstrasse 46 60325 Frankfurt am Main Germany Facsimile: +49 (0) 69 7199 4000 Email: arndt.stengel@cliffordchance.com

To the Company:

Rockwood Lithium GmbH

Attn: Steffen Haber / Marcus Brune

Industriepark Höchst

Building G 879

65926 Frankfurt am Main

Federal Republic of Germany

Facsimile: +49 (0) 69 7165 73555

Email: steffen.haber@rockwoodlithium.com /

marcus.brune@rockwoodlithium.com

With a copy to:	Rockwood Holdings, Inc. Attn: Thomas J. Riordan 100 Overlook Center Princeton, NJ 08540 United States of America Facsimile: +1 609 514 8722 Email: triordan@rocksp.com

With a further copy to:	Clifford Chance Attn: Arndt Stengel (AZ: 41-40559289) Mainzer Landstrasse 46 60325 Frankfurt am Main Germany Facsimile: +49 (0) 69 7199 4000 Email: arndt.stengel@cliffordchance.com

To Tianqi:	Chengdu Tianqi Group Co., Ltd. Attn: Vivian Wu No 2 Building, 10 East Gao Peng Road, Chengdu Hi-tech Zone, Chengdu 610041, China Facsimile: +86 28 8518 3501 Email: vivian.wu@tianqilithium.com

With a copy to:	Allens Attn: Guy Alexander 126 Phillip Street, Sydney NSW 2000, Australia

26

Facsimile: +61 2 9230 4260 Email: Guy.Alexander@allens.com.au

With a further copy to:	Allens Corporate Services Pty. Ltd Level 37, QV. 1 250 St Georges Terrace Perth WA 6000 Australia

19.2                        In addition Tianqi appoints

Allens Corporate Services Pty. Ltd

Level 37, QV. 1

250 St Georges Terrace

Perth WA 6000

Australia

as authorised agent for the receipt of a complaint and for service of any documents that shall be served on the respective other Party in the course of proceedings.

19.3                        Tianqi may at any time appoint one or more other authorised agents for the receipt and/or service of declarations and/or documents served and each Party may communicate other addresses to the respective other Party. However, for each Party that is not located in the Federal Republic of Germany at least one authorised agent for the service of documents shall be appointed who is resident in the Federal Republic of Germany, and a written power-of-attorney shall be delivered to this agent.

20.                               RESTRICTIONS ON TRANSFER

20.1                        Unless otherwise set out in this Agreement, all claims and other rights out of or in connection with this Agreement can only be transferred with the prior consent of the respective other Parties.

20.2                        Tianqi may at any time transfer its rights under this Agreement to Tianqi Listco, or a wholly-owned Subsidiary of Tianqi Listco, provided that such Subsidiary has agreed that in case such nominee ceases to be a wholly owned Subsidiary of Tianqi Listco, any participation of such former subsidiary in the Company shall automatically transfer to Tianqi Listco.

21.                               COSTS AND TRANSFER TAXES

The costs of notarisation, as well as the other transfer costs that result from the conclusion and implementation of this Agreement, including any possible transfer taxes, shall be borne by Tianqi. The Company has real estate in Germany. The costs arising in connection with the notification of the transactions contemplated under this Agreement to the competent merger control authorities and with the administrative procedure, including the costs charged by the competent merger control authority, and the costs arising in connection with the application for any other regulatory approval, including a certificate of non-objection with the BMWi and with the administrative

27

procedure in accordance with the AWV, shall be borne by Tianqi. The costs of an expert opinion that may become necessary under Clause 9.4 shall be borne by the Parties in proportion to the result of such opinion; to the extent that the auditing firm preparing the binding expert opinion requests advance payments towards costs, the Parties are mutually obliged to bear these in equal parts. For the remainder, each Party shall bear its own costs, including the costs of its advisors.

22.                               FINAL PROVISIONS

22.1                        Except for the documentation regarding the Talison Joint Venture, this Agreement contains the entire agreement reached between the Parties on the subject of this Agreement. There are no side agreements.

22.2                        Amendments and supplements to this Agreement as well as the waiver of any rights under this Agreement shall be in written form in order to be valid unless a stricter form is required. This also applies to any amendment to, or cancellation of, this written form clause.

22.3                        All disputes between the Parties arising out of or in connection with this Agreement or regarding its validity are finally decided by an arbitration tribunal comprising three persons in accordance with the arbitration rules of the International Chamber of Commerce as amended from time to time without recourse to the ordinary courts. The provisions regarding an emergency arbitrator shall not apply. The place for arbitration proceedings is London. The language for arbitration proceedings is English.

22.4                        The place of exclusive jurisdiction for all judicial acts relating to arbitration proceedings in accordance with section 1062 para. 1 no 1 to 4 Civil Procedure Code (ZPO) is Frankfurt am Main (Germany).

22.5                        This Agreement is governed by German law, and is to be interpreted exclusively consistent with German law and usage of terminology. This includes, without limitation, the legal concepts and terms contained in this Agreement, the English translations of which may not be identical with the original German terms in their respective legal understanding. Any possible current or future obligations between the Parties which fall under the EC Regulation No 864/2007 on the Law Applicable to Non-Contractual Obligations (“Rome II”) are also governed by German law.

22.6                        Should a provision of this Agreement or a provision later on included in this Agreement be or become null and void as a whole or in part, or should a gap in this Agreement become evident, this does not affect the validity of the remaining provisions. The Parties are aware of the Federal Court of Justice’s (Bundesgerichtshof) case-law, whereby a severability clause merely reverses the burden of proof. However, it is the express intention of the Parties to maintain the validity of the remaining provisions at all events and thus to exclude the applicability of section 139 Civil Code as a whole. Instead of the null and void provision, or in order to fill the gap, such valid and practicable regulation shall be agreed that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point when entering into this Agreement. If the nullity of a provision is due to a degree of performance or time (period or deadline) laid down in this provision, then the provision is to be agreed with a legally permissible degree that comes closest to the original degree.

28

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT

23 November 2013

Schedule 6.3 to the Option Agreement

ROCKWOOD SPECIALTIES GROUP GMBH

[INSERT NAME OF RELEVANT TIANQI OR TIANQI LISTCO ENTITY]

[GENERAL PARTNER]

PARTNERSHIP AGREEMENT

ROCKWOOD LITHIUM PARTICIPATION GMBH & CO. KG

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT VON RECHTSANWÄLTEN, WIRTSCHAFTSPRÜFERN, STEUERBERATERN UND SOLICITORS • SITZ: FRANKFURT AM MAIN • AG FRANKFURT AM MAIN PR 1000

1.	Preamble	1
2.	Definitions	2

I. Partnership and Partners		6
3.	Business Name, Seat, Business Year	6
4.	Object of the Enterprise	6
5.	Partners, Contributions	6
6.	Partners’ Accounts	7

II. Corporate Governance		9
7.	Management, Representation	9
8.	RSGG Undertaking	10
9.	Advisory Board	10
10.	Partners’ Resolutions	11
11.	Partners’ Meetings	13
12.	Escalation Rules	15

III. Information		17
13.	Information Rights	17
14.	Financial Information	18

IV. Financing / Distribution / Taxes		20
15.	Financing of the Partnership	20
16.	Distribution Policy	20
17.	Withdrawals from Accounts	21
18.	Taxes	21

V. Transfer and Termination		22
19.	Transfer and other Dealing Restrictions	22
20.	Drag-Along	22
21.	Tag-Along	24
22.	Termination of the Talison Joint Venture / Change of Control	24
23.	Termination	25
24.	Consequences of Termination	25
25.	Expulsion of a Partner	26

26.	Consequences of expulsion or other withdrawals	26
27.	Settlement	27
28.	Liquidation	28
29.	Commercial Register Power of Attorney	28

VI. General Provisions		30
30.	Changes in Law	30
31.	Non-Solicitation and Non-Compete	30
32.	Costs	31
33.	Assignment	31
34.	Notices	31
35.	Governing Law and Jurisdiction	32
36.	Miscellaneous	32

THIS AGREEMENT IS MADE ON                    by and amongst

(1)                                 Rockwood Specialties Group GmbH, a limited liability company under the laws of the Federal Republic of Germany, having its business address at Königsberger Straße 1, 60487 Frankfurt am Main, Federal Republic of Germany, and registered in the commercial register of the local court of Frankfurt am Main under HRB 57924,

(hereinafter referred to as “RSGG”);

(2)                                 [Insert name of relevant Tianqi or Tianqi Listco entity],

(hereinafter referred to as “Tianqi”); and

(3)                                 [•] GmbH, a limited liability company under the laws of the Federal Republic of Germany, having its business address at [address] and registered in the commercial register of the local court of Frankfurt am Main under HRB [•],

(hereinafter referred to as the “General Partner”).

Tianqi and RSGG are collectively referred to as the “Limited Partners”, each a “Limited Partner” and the Limited Partners and the General Partner are collectively referred to as the “Partners”, each a “Partner” or as the “Parties”, each a “Party”.

1.                                      PREAMBLE

1.1                               RSGG is the European holding company of the Rockwood group of companies that is active in the specialty chemicals sector with a focus on alkaline earth metals and associated downstream chemistries. RSGG is ultimately controlled by Rockwood Holdings, Inc. (“Rockwood Holdings”, together with its direct and indirect subsidiaries, the “Rockwood Group”). Amongst other activities, the Rockwood Group is active in the mining, production, refinement and processing of lithium and lithium compounds. The lithium activities of the Rockwood Group are held by two separate holding companies. Rockwood Lithium GmbH, a limited liability company under the laws of the Federal Republic of Germany, having its business address at Industriepark Höchst, Building G 879, 65926 Frankfurt am Main, Federal Republic of Germany, and registered in the commercial register of the local court of Frankfurt am Main under HRB 94607, (“Rockwood Lithium”) holds the Rockwood Group’s lithium activities in Europe and Asia.

1.2                               In addition, the Rockwood Group and Tianqi together (indirectly) hold (“Talison JV”) all shares in Talison Lithium Pty. Ltd., a proprietary limited company under the laws of Australia, having its business address at [•] and registered in [•] (“Talison”). Talison is active in the mining and processing of Lithium.

1.3                               On [•] RSGG, Tianqi and Rockwood Lithium have entered into an option agreement (notarial deed [•] of the notary [•] with its office in Frankfurt am Main) (the “Option Agreement”) pursuant to which they have agreed that Tianqi shall acquire a participation in Rockwood Lithium. The Participation shall be held through the Partnership. The Partnership shall serve as a joint venture vehicle for the participation of RSGG and Tianqi in Rockwood Lithium.

1.4                               On or before the date of this Agreement, RSGG as the sole shareholder of Rockwood Lithium has contributed all shares in Rockwood Lithium to the Partnership.

2.                                      DEFINITIONS

2.1                               In this Agreement the following words and expressions shall have the following meanings:

“Advisory Board”	shall have the meaning given to it in Clause 9.1

“Agreement”	shall mean this partnership agreement;

“Affiliate”	shall mean any person which is affiliated with the relevant other person in the meaning of sections 15 et seq. AktG;

“AktG”	shall refer to the German Stock Corporation Act (Aktiengesetz);

“AStG”	shall refer to the German Foreign Tax Act (Außensteuergesetz);

“BGB”	shall refer to the German Civil Code (Bürgerliches Gesetzbuch);

“Business”	shall be the business of the Group as conducted from time to time;

“Business Day”	shall mean any day when banks in Frankfurt am Main are open for the conduct of normal business;

“Call Notice”	shall have the meaning given to it in Clause 22.1.1

“Capital Account I”	shall have the meaning given to it in Clause 6.2.1;

“Capital Account II”	shall have the meaning given to it in Clause 6.3.1;

“Capital Share”	shall have the meaning given to it in Clause 5.3;

“Commercially Sensitive Information”	shall have the meaning given to it in Clause 13.3;

“Compulsory Contribution”

shall mean the amount of the Contribution of a Limited Partner of the Partnership that is not registered as the liable contribution (Hafteinlage) of such Limited Partner with the commercial register (Pflichteinlage);

“Confidential Information”	shall have the meaning given to it in Clause 36.1.1;

“Contribution”	shall mean the sum of the Compulsory Contribution (Pflichteinlage) and the Liable Contribution (Hafteinlage) of a Limited Partner of the Partnership;

“Deadlock”	shall have the meaning given to it in Clause 12.3;

“Deadlock Expert”	shall have the meaning given to it in Clause 12.5;

“Deadlock Notice”	shall have the meaning given to it in Clause 12.3;

“Disclosing Party”	shall have the meaning given to it in Clause 36.1.1;

“Drag-Along Buyer”	shall have the meaning given to it in Clause 20.1;

“Drag-Along Notice”	shall have the meaning given to it in Clause 20.3;

“Drag-Along Partners” and “Drag-Along Partner”	shall have the meaning given to it in Clause 20.1;

“Drag-Along Right”	shall have the meaning given to it in Clause 20.2;

“Dragged Partnership Interest”	shall have the meaning given to it in Clause 20.1;

“Exiting Partner”	shall have the meaning given to it in Clause 27.1;

“Expert Opinion”	shall have the meaning given to it in Clause 12.5;

“General Partner”	shall have the meaning given to it in the deed caption;

“Group”	shall mean Rockwood Lithium and any of its subsidiaries;

“HGB”	shall refer to the German Commercial Code (Handelsgesetzbuch);

“Insolvency Event”

shall mean, in respect of any Party, any distress, execution, sequestration, insolvency or other similar process being levied or enforced upon or sued out against property of any Party which is not discharged within seven days; or an encumbrance taking possession of, or an administrator, administrative receiver, receiver, trustee or liquidator being appointed over the whole or any substantial part of any Party’s undertaking, property or assets or those of its holding company or an order is made or a resolution is passed for the winding-up of any Party;

“Liable Contribution”	shall mean the amount of the Contribution of a Limited Partner of the Partnership to be registered as liable contribution (Hafteinlage) of such Limited Partner with the commercial register;

“LIBOR”	shall mean three months LIBOR as reported by Bloomberg;

“Limited Partners” and “Limited Partner”	shall have the meaning given to it in the deed caption;

“Loan Account”	shall have the meaning given to it in Clause 6.4.1;

“Loss Carry-Forward Account”	shall have the meaning given to it in Clause 6.6;

“Option Agreement”	shall have the meaning given to it in Clause 1.3;

“Parties” and “Party”	shall have the meaning given to it in the deed caption;

“Partners” and “Partner”	shall have the meaning given to it in the deed caption;

“Partnership Capital”	shall have the meaning given to it in Clause 5.3;

“PLTA”	shall have the meaning given to it in Clause 16.1;

“Put Notice”	shall have the meaning given to it in Clause 22.1.2;

“Qualified Majority”	shall mean the approval of RSGG (while its Capital Share is 50% or greater) and Tianqi (while its Capital Share is 20% or greater);

“Receiving Party”	shall have the meaning given to it in Clause 36.1.1;

“Recipient”	shall have the meaning given to it in Clause 36.1.4;

“Reserve Account”	shall have the meaning given to it in Clause 6.5.1;

“RSGG”	shall have the meaning given to it in the deed caption;

“RSGG Contribution”	shall have the meaning given to it in Clause 5.2.1;

“RSGG Proportion”	shall have the meaning given to it in Clause 20.3.5;

“Rockwood Group”	shall have the meaning given to it in Clause 1.1;

“Rockwood Holdings”	shall have the meaning given to it in Clause 1.1;

“Rockwood Lithium”	shall have the meaning given to it in Clause 1.1;

“Tag-Along Notice”	shall have the meaning given to it in Clause 21.1;

“Tag-Along Partners” and “Tag-Along Partner”	shall have the meaning given to it in Clause 21.1;

“Tagged Partnership Interest”	shall have the meaning given to it in Clause 21.2;

“Talison”	shall have the meaning given to it in Clause 1.2;

“Talison JV”	shall have the meaning given to it in Clause 1.2;

“Termination”	shall mean the valid termination of this Agreement according to Section 24 or section 135 HGB;

“Third Deadlock Notice”	shall have the meaning given to it in Clause 12.5;

“Tianqi”	shall have the meaning given to it in the deed caption;

“Tianqi Contribution”	shall have the meaning given to it in Clause 5.2.2

“TT”	shall have the meaning given to it in Clause 18;

“UmwG”	shall refer to the German Reorganisation Act (Umwandlungsgesetz); and

2.2                               In this Agreement:

2.2.1                     a reference to a company or other legal entity shall be construed so as to include any legal entity or entities into which such company may be merged by means of a statutory merger or into which it may be split-up or de-merged, by means of a statutory split-up or demerger;

2.2.2                     a reference to a “person” includes a reference to an individual, a body corporate, an association, a partnership, a government or a state body and any other legal entity and includes in each case such person’s legal representatives, successors and permitted assigns;

2.2.3                     a reference to the masculine includes a reference to the feminine and neuter and vice versa;

2.2.4                     a reference to any time is to local time in Frankfurt am Main, Germany on the day in question;

2.2.5                     a reference to “includes” or “including” or any similar expression means “including but without limitation”; and

2.2.6                     a reference to a Clause, or Schedule means a clause or schedule of or to this Agreement.

I. PARTNERSHIP AND PARTNERS

3.                                      BUSINESS NAME, SEAT, BUSINESS YEAR

3.1                               The Partnership has the business name Rockwood Lithium Participation GmbH & Co. KG.

3.2                               The seat (Sitz) of the Partnership is Frankfurt am Main.

3.3                               The business year of the Partnership is the calendar year. The first business year is a short business year; it ends on 31 December of the year in which the Partnership is registered in the commercial register.

4.                                      OBJECT OF THE ENTERPRISE

4.1                               The object of the enterprise is to hold and administer the shares in Rockwood Lithium and to hold and maintain its own assets and to provide management services to its direct and indirect subsidiaries.

4.2                              The Partnership may perform all transactions and acts that are intended to serve the purpose of the Partnership directly or indirectly. It may establish branches in Germany and abroad as well as form, acquire or participate in other companies or partnerships.

5.                                      PARTNERS, CONTRIBUTIONS

5.1                               The Partnership shall have one personally liable partner. The personally liable partner of the Partnership is the General Partner with its seat in Frankfurt am Main. The General Partner does not owe any contribution. It does not participate in the assets, profit or loss of the Partnership.

5.2                               The Limited Partners (Kommanditisten) are:

5.2.1                     RSGG with a Contribution of EUR [•] (in words: [•] Euros) (the “RSGG Contribution”), of which

(a)                                 EUR [•] (in words: [•] Euros) shall be the Liable Contribution to be registered in the commercial register and booked into the Capital Account I; and

(b)                                 EUR [•] (in words: [•] Euros) shall be the Compulsory Contribution to be booked into the Capital Account II; and

5.2.2                     Tianqi with a Contribution of EUR [•] (in words: [•] Euros) (the “Tianqi Contribution”), of which

(a)                                 EUR [•] (in words: [•] Euros) shall be the Liable Contribution to be registered in the commercial register and booked into the Capital Account I; and

(b)                                 EUR [•] (in words: [•] Euros) shall be the Compulsory Contribution to be booked into the Capital Account II.

5.3                               The aggregate Contributions of all Partners form the fixed capital of the Partnership (the “Partnership Capital”). The amount of a Partner’s Contribution also denotes that Partner’s share in the Partnership Capital within the meaning of this Agreement (the “Capital Share”).

5.4                               The RSGG Contribution may be made by RSGG in kind by contributing all shares in Rockwood Lithium to the Partnership. The Partners agree that the RSGG Contribution shall be valued at the amount of EUR [•] (in words: [•] Euro). There shall be no subsequent re-evaluation of the RSGG Contribution. RSGG’s initial Capital Shares shall be [•]%.

5.5                               The Tianqi Contribution will be the Exercise Price paid under the Option Agreement. The Partners agree that the Tianqi Contribution shall be valued at the amount of EUR [•] (in words: [•] Euro). There shall be no subsequent re-rating of the Tianqi Contribution for subsequent movements in foreign currency exchange. Tianqi’s initial Capital Shares shall be [•]%.

6.                                      PARTNERS’ ACCOUNTS

6.1                               A capital account I, a capital account II, a loan account, a reserves account and a loss carry-forward account shall be kept for each Limited Partner.

6.2                               Capital Accounts I

6.2.1                     The Liable Contribution of each Limited Partner shall be booked in the capital account I of the Limited Partners (the “Capital Account I”).

6.2.2                     The Capital Accounts I shall be kept as fixed non-interest-bearing accounts. Credit balances on the Capital Account I do not constitute liabilities of the Partnership and can only be transferred together with the Limited Partnership Interests.

6.3                               Capital Accounts II

6.3.1                     The Compulsory Contributions of each Limited Partner shall be booked in the capital account II of the Limited Partners (the “Capital Account II”).

6.3.2                     The Capital Accounts II shall be kept as fixed non-interest-bearing accounts. Credit balances on the Capital Account II do not constitute liabilities of the Partnership and can only be transferred together with the Limited Partnership Interests.

6.4                               Loan Accounts

6.4.1                     The profit shares capable of withdrawal as well as other receivables and liabilities between the Partnership and the Limited Partners shall be booked in the loan accounts (each a “Loan Account”).

6.4.2                     Interest shall be paid on the credit and debit balances of the Loan Accounts at a rate of [•] basis points above the average three month EURIBOR applicable during the interest period per annum, whereas the interest is calculated in each case to the end of the year on the average of the balances on the last day of each month of the preceding business year. As between the Partners, the interest shall be deemed as expenditure or income.

6.4.3                     Each Limited Partner shall first balance any amount on its Loss Carry-Forward Account prior to withdrawing any amounts from its Loan Account.

6.5                               Reserves Accounts

6.5.1                     Profit shares of the Limited Partners not available for withdrawal shall be booked in the reserves accounts (each a “Reserves Account”).

6.5.2                     The reserves accounts shall be kept as non-interest-bearing accounts. Credit balances on the reserves accounts do not constitute liabilities of the Partnership and can only be transferred together with the Limited Partnership Interests.

6.5.3                     Amounts from the reserves account cannot be withdrawn, but must be transferred to the Loan Accounts insofar as provided for in Clause 16.2.

6.6                               Loss Carry-Forward Accounts

Loss shares and profits affecting a Limited Partner shall be booked in the loss carry-forward accounts (each a “Loss Carry-Forward Account”) until the respective account is balanced. They are non-interest-bearing and pass to the legal successor in case of transfer of the Limited Partnership Interest.

6.7                               A current account is kept for the General Partner.

II. CORPORATE GOVERNANCE

7.                                      MANAGEMENT, REPRESENTATION

7.1                               The General Partner alone shall be entitled and obliged to manage and represent the Partnership, to conclude all agreements and perform all legal acts in the name and for the account of the Partnership vis-à-vis its counterparties. The General Partner and its managing directors are released from the restrictions of section 181 BGB for all legal transactions between the Partnership and the General Partner.

7.2                               The management authority of the General Partner extends to all acts encompassed by the ordinary course of business of the Partnership. For acts beyond this scope, the General Partner requires prior consent by means of a resolution by the Advisory Board or the Partners. Acts requiring consent shall in particular be the acts listed as a subject matter of approval by the Advisory Board or the Partners pursuant to Clauses 9 and 10 (none of which shall be regarded as being in the ordinary course of business).

7.3                               The General Partner and its managing directors shall execute and implement the resolutions by the Partners and the Advisory Board and, upon request of the Advisory Board or the Partners’ meeting, inform the Advisory Board or the Partners’ meeting about any matter of the Partnership applying the restrictions set forth in Clause 13.

7.4                               To the extent to which consent has been obtained for transactions outside the ordinary course of business by means of an Advisory Board resolution or Partners’ resolution, the Limited Partners’ right of objection pursuant to section 164 HGB shall be excluded.

7.5                               As long as the Partnership may be consolidated, the Partnership shall be fully consolidated in the consolidated annual accounts of RSGG. The General Partner and its managing directors shall make reasonable efforts to procure that all internal guidelines of the Rockwood Group applicable from time to time are complied with by the Partnership. For the avoidance of doubt, there shall be no right of Tianqi to request the application of the Rockwood Group guidelines and a mere failure of the Partnership to apply the Rockwood Group guidelines shall not result in any claims of Tianqi against RSGG, the General Partner, its managing directors or the Partnership.

7.6                               The General Partner and its managing directors shall procure that the Partnership will establish, maintain and duly administer an internal control system comprising policies, processes and such other features as are necessary or advisable to help ensure:

7.6.1                     the Partnership’s effective and efficient operation by enabling it to manage significant business, operational, financial, compliance and other risks to achieving the Partnership’s objectives;

7.6.2                     the quality of the Partnership’s internal and external reporting; and

7.6.3                     compliance by the Partnership with any applicable laws and regulations binding on it and on the Rockwood Group and compliance by the Partners with any applicable laws and regulations binding on any of them in the context of them holding their Capital Share in the Partnership.

The Partners agree to grant any consent in Partners’ meetings which may be required to enable the General Partner to fulfil its obligations under this Clause 7.6. The Partnership shall be entitled to assign the obligations under this Clause 7.6 entirely or partially to RSGG.

8.                                      RSGG UNDERTAKING

8.1                               RSGG undertakes:

8.1.1                     to instruct the managing directors of the General Partner to conduct the business of the Partnership and the Group in the ordinary course and in compliance with applicable law; and

8.1.2                     not to instruct the managing directors of the General Partner to do anything which is contrary to the Partnership’s best interest.

8.2                               RSGG shall neither instruct nor otherwise use its shareholder rights to prevent the General Partner from making use or enforcing any of the Partnership’s legitimate claims against any Limited Partner, including RSGG.

9.                                      ADVISORY BOARD

9.1                               The Partnership shall have an advisory board (“Advisory Board”, Beirat) to which the rules of the AktG for a supervisory board shall not apply.

9.2                               Advisory Board Members

9.2.1                     Limited Partners holding (jointly or individually) at least 20 per cent of the Partnership Capital shall appoint (in case of joint participation of at least 20 per cent, shall appoint jointly) one member of the Advisory Board.

9.2.2                     No Limited Partner other than RSGG shall appoint more than one member of the Advisory Board.

9.2.3                     For so long as RSGG’s Capital Share is at least 50% of the Partnership’s Capital, RSGG shall appoint such number of members of the Advisory Board that exceeds the total number of all other members by one.

9.2.4                     Each member of the Advisory Board may resign from its office with a notice period of four weeks even without an important reason, by written notification to the chairperson of the Advisory Board or, if no chairperson has been appointed, to the managing directors of the General Partner.

9.2.5                     A Limited Partner shall (in case of joint participation of at least 20 per cent jointly) at any time be entitled to remove from office or replace the members appointed by it and appoint a new member instead.

9.3                               The chairman of the Advisory Board shall be appointed by RSGG for so long as Capital Share is at least 50 per cent of the Partnership’s Capital. If RSGG’s Capital

Share falls short of 50 percent of the Partnership’s Capital, the chairman of the Advisory Board shall be appointed by a majority of the Advisory Board.

9.4                               The Advisory Board shall pass the following resolutions:

9.4.1                     approval of acts of the General Partner that are outside the ordinary course of business other than:

(a)                                 any matters required to be approved by the Partners under Clause 10.1, 10.2or 10.3; or

(b)                                 any other matters required to be approved by a resolution of Partners passed with at least a Qualified Majority under this Agreement;

9.4.2                     approval of acts of the General Partner that the General Partner wishes to submit to the Advisory Board for approval;

9.4.3                     approval of the Partnership’s budget for the coming year;

9.4.4                     the resolution regarding its rules of procedure according to Clause 9.6.

9.5                              Advisory Board Meetings

9.5.1                     The Advisory Board shall hold meetings. The language of the Advisory Board meetings shall be English.

9.5.2                     The Advisory Board shall meet at least twice a year, once in the third or fourth month of each business year after the annual accounts of the Partnership are available.

9.5.3                     The managing directors of the General Partner may be invited to and shall, if invited, attend the meeting. A meeting may be held without the managing directors of the General Partner if the managing directors have been invited according to the rules of procedure of the Advisory Board.

9.5.4                     The Partnership shall bear any the costs and expenses of conducting Advisory Board meetings except for costs and expenses incurred by the individual Advisory Board members, e.g. travel and out-of-pocket expenses which shall not be refundable.

9.6                               In its first meeting, the Advisory Board shall resolve on its rules of procedure. The resolution on the rules of procedure and any resolution on the amendment of the rules of procedure shall be passed unanimously. The first meeting of the advisory board shall take place without undue delay after all Limited Partners made their Contribution, but in any event within one month after the Contribution.

10.                               PARTNERS’ RESOLUTIONS

10.1                        Unless this Agreement or compulsory statutory provisions regulate otherwise, the Partners pass their resolutions with a simple majority of the votes cast. In particular, unless this Agreement or compulsory statutory provisions provide for a larger majority, the following matters require a Partners’ resolution passed with at least a simple majority:

10.1.1              adoption of the annual accounts;

10.1.2              approval of redemption, direct or indirect transfer or encumbrance of any Limited Partnership Interest except to the extent otherwise provided for in Clauses 19 through 21 and only to the extent such measures do not result in the dilution of any Limited Partners’ interest other than RSGG’s Limited Partnership Interest;

10.1.3              approval of the sale, transfer or disposal of the shares in any company of the Group (other than the Company);

10.1.4              approval or consent to any issuance of shares, participation (including silent participation) or instruments convertible into equity by any company of the Group (other than the Company), except to any company of the Group (including the Company);

10.1.5              approval of any other measures in relation to the Limited Partnership Interests set out in Clause 19.1;

10.1.6              discharge of the General Partner;

10.1.7              profit and loss appropriation (Ergebnisverwendung) (save as otherwise contemplated in this Agreement);

10.1.8              transfer of any amounts from the Reserves Accounts to the Loan Accounts (other than where such transfer is required to comply with Clause 16.2); and

10.1.9              election of the Auditor.

10.2                       Resolutions requiring a higher majority

Unless compulsory statutory provisions provide for a larger majority and in addition to matters otherwise explicitly subjected to Partners’ resolution with a Qualified Majority in this Agreement, the following matters require a Partners’ resolution passed with at least Qualified Majority:

10.2.1              sale, transfer or disposal of the shares in Rockwood Lithium;

10.2.2              approval or consent to any issuance of shares, participation (including silent participation) or instruments convertible into equity by Rockwood Lithium, except to the Partnership;

10.2.3              issuance of any new Limited Partnership Interests;

10.2.4              enter into any transaction or agreement between the Partnership or any member of the Group on the one hand and any member of the Rockwood Group (excluding the Group) or Tianqi and any of Tianqi’s Affiliates on the other, except if such transaction or agreement is made on arms’ length commercial terms (with any dispute as to whether or not a transaction is made on arms’ length commercial terms to be dealt with under Clause 12);

10.2.5              merger (Verschmelzung), demerger (Spaltung) or a change of legal form of the Partnership;

10.2.6              conclusion, amendment and termination of agreements between business enterprises according to section 291 et seq. AktG;

10.2.7              withdrawals from Loan Accounts resulting in overdrafts on the Loan Account;

10.2.8              dissolution of the Partnership and a winding up of the Partnership; and

10.2.9              undertaking businesses or activities outside the object of the Partnership according to Clause 4.

10.3                        Resolutions requiring unanimous consent

Any measures in which a Limited Partner is unable to prevent a dilutive effect to its participation in the Partnership Interest, except as otherwise set out in this Agreement, as well as amendment to this Agreement require a unanimous (einstimmige) Partners’ resolution.

10.4                        One vote is granted for each EUR 1.00 Capital Share. In case of a tie in the voting, the motion is deemed to have been rejected. Abstentions (Stimmenthaltungen) do not count as votes that have been cast.

10.5                        Each Partner can have itself represented in passing resolutions — inside and outside Partners’ meetings — by another Partner authorized at least in text form, in particular by e-mail or facsimile.

10.6                        The invalidity of Partners’ resolutions can only be asserted by an action against the Partnership within a preclusive time limit (materielle Ausschlussfrist) of one month after receipt of the minutes of the Partners’ meeting. After the expiry of the preclusive time limit, any defect is deemed to have been cured.

11.                               PARTNERS’ MEETINGS

11.1                        The Partners pass their resolutions in Partners’ meetings unless all Partners consent to or participate in another form of passing resolutions. The language of the Partners’ meetings shall be English.

11.2                        An ordinary annual Partners’ meeting takes place once in each business year within six months following the end of the preceding business year to resolve upon the adoption of the audited annual accounts for the preceding business year or, in case the audited annual statements are not available until the end of the fifth month following the end of the preceding business year, within one month after the audit of the annual accounts for the preceding business year has been finalised. This ordinary annual Partners’ meeting must at least decide on the adoption of the audited and certified annual accounts, the appropriation of the annual profit or loss (Ergebnisverwendung), the selection of the Auditor and the discharge of the General Partner. In the ordinary annual Partners’ meeting, the Partners shall pass resolutions as to:

11.2.1              whether and (if so) to which extent amounts from the reserves accounts shall be transferred to the Loan Accounts according to Clause 10.1.8 (simple majority required); and

11.2.2              the distribution of any profits to the Partners in compliance with Clause 16.

11.3                        In addition, an extraordinary Partners’ meeting shall be convened if this appears necessary in the interests of the Partnership, or if this is requested in writing or in text form, in particular by e-mail or facsimile stating the reasons for calling the meeting and the agenda, by Partner(s) whose Capital Shares alone or together comprise at least 10per cent of the Partnership Capital.

11.4                        The Partners’ meeting can be called in writing, by facsimile or e-mail. The Partners’ meeting shall be duly called if the invitation stating the time, place and agenda, has been sent to the Partners at least two weeks before the day of the Partners’ meeting and accompanied by those written materials to be considered at the Partners’ meeting. The Partners may unanimously waive any invitation periods and form requirements. The Partners’ meeting is called by the General Partner. It can involve experts and persons providing information, at the Partnership’s expense, if it considers their consultation necessary for the Partners’ information. Partners who are entitled to call the Partners’ meeting pursuant to Clause 11.3 above can do so themselves, specifying the reasons for calling the meeting and the agenda, if their request is refused or is not complied with within one week after it is received by the General Partner.

11.5                        The Partners’ meeting takes place at the seat (Sitz) of the Partnership, unless all Partners declare that they consent to a Partners’ meeting at another place. The number of representatives of a Limited Partner in a Partners’ meeting shall be limited. Unless legal requirements for representation of the Shareholder require a higher number of representatives, each Partner shall be entitled to have two representatives attend the Partners’ meeting.

11.6                        The Partners’ meeting has a quorum (beschlussfähig) if it was duly called and the number of votes present or represented corresponds to at least those votes necessary to pass a resolution by a Qualified Majority. If a Partners’ meeting does not have a quorum, a new Partners’ meeting must be called without undue delay (unverzüglich) but no earlier than 2 weeks after the date for the initial Partners’ meeting; this new Partners’ meeting then has a quorum for the items on the agenda of the Partners’ meeting in which the previous meeting had no quorum, regardless of the number of votes present or represented; this must be pointed out in the invitation to the meeting.

11.7                        The meeting is chaired by a managing director of the General Partner. If more than one managing director of the General Partner is present at the meeting, the Partners shall select one of the present managing directors of the General Partner, or in case no managing director of the General Partner is present, any other person present to chair the Partners’ meeting before the start of the agenda under the direction of the oldest Limited Partner’s representative present, with a simple majority of the votes cast. The chairman of the meeting ascertains that the Partners’ meeting has a quorum and decides on the type of voting, unless the Partners’ meeting decides otherwise. He can involve experts and persons providing information, at the Partnership’s expense, if he considers their consultation necessary for the Partners’ information.

11.8                       Minutes of the Partners’ resolutions passed in Partners’ meetings must be produced, and must be signed by the chairman of the meeting. The minutes must record the date and place of the meeting, the participants, the items on the agenda, the motions filed, the Partners’ resolutions and the results of the voting. A copy of the minutes must be sent to each Partner without undue delay (unverzüglich).

11.9                        The Partners and the General Partner in its communication with the Partners shall at all times apply the restrictions as to the passing on of Commercially Sensitive Information as set forth in Clause 13.

12.                               ESCALATION RULES

12.1                        The escalation rules in this Clause 12 shall apply in the following cases:

12.1.1              where the Partners fail to agree on the requirement of a data trustee according to Clause 13.6;

12.1.2              where the Partners fail to agree on any matter subject to a Qualified Majority;

12.1.3              where there is a dispute as to whether a transaction is on arms’ length commercial terms in accordance with Clause 10.2.4; and

12.1.4              where the Partners fail to agree on the EV for the purposes of Clause 22.5.2.

12.2                        Any of the Partners may, by written notice of at least seven Business Days to the other Partners, convene a further meeting of the Partners with a view to resolving such matter amicably.

12.3                        If the dispute has not been resolved within fifteen Business Days of the meeting referred to in Clause 12.1, any Partner may give notice in writing (the “Deadlock Notice”) to all other Partners that in its opinion there is a matter concerning the Business or the Partnership which cannot be agreed between the Partners on business level (such a situation, hereinafter referred to as a “Deadlock”) and identifying the matter over which the Partners are so deadlocked. Following service of the Deadlock Notice, the Partners shall forthwith refer the matter which has given rise to the Deadlock to the following:

12.3.1              [CEO of RSGG] in case of RSGG; and

12.3.2              [•] in case of Tianqi

with a request to resolve the dispute amicably.

12.4                        If the dispute has not been resolved within fifteen Business Days of servicing the Deadlock Notice referred to in Clause12.3, any Partner may give notice in writing (the “Second Deadlock Notice”) to all Partners that in its opinion there is a matter concerning the Business or the Partnership which cannot be agreed between the Partners on management board level and identifying the remaining matter over which the Partners are so deadlocked. Following service of the Second Deadlock Notice, the Partners shall forthwith refer the matter which has given rise to the deadlock to:

12.4.1              [CEO of Rockwood Holdings] in case of RSGG;

12.4.2              [•] in case of Tianqi

with a request to resolve the dispute amicably.

12.5                        If the dispute has not been resolved within fifteen Business Days of servicing the Second Deadlock Notice, any Partner may give notice in writing (the “Third Deadlock Notice”) to all Partners that in its opinion there is a matter concerning the Business or the Partnership which cannot be agreed between the Partners on senior management board level and identifying the remaining matter over which the Partners are so deadlocked. Following service of the Third Deadlock Notice, the Partners shall forthwith refer the matter which has given rise to the Deadlock to an independent expert within the meaning of section 317 BGB (the “Deadlock Expert”) to determine the relevant items still in dispute by way of a binding written expert opinion pursuant to sections 317 et seq. BGB (the “Expert Opinion”) within two months from the acceptance of the mandate; however, the relevant items determined by the Deadlock Expert may not be above or below the positions determined by the Partners involved in the dispute. The Deadlock Expert must give each Partner involved in the dispute reasonable opportunity to explain its position and inform it about the individual procedural steps. The language of the proceedings shall be English. The Expert Opinion must be prepared in English and reasoned in writing. The review of the content by a court is excluded. The relevant items determined by the Deadlock Expert become binding on the Partners upon delivery of the Expert Opinion to the Partners.

12.6                        The Deadlock Expert shall be

12.6.1              An auditing firm of international standing, in the event the disputed item(s) relate(s) to commercial questions; and

12.6.2              for any other disputes, an independent expert jointly determined by the Partners within fifteen Business Days following receipt of the Third Deadlock Notice by all Partners. If the Partners fail to agree on a Deadlock Expert within these fifteen Business Days, each Partner shall be entitled to request from [•] to nominate the Deadlock Expert who shall upon nomination be engaged by the Partnership to decide about the disputed item(s).

12.7                        If a nominated Deadlock Expert is prevented or cannot be retained for any other reason, the Partners involved must jointly retain another independent and neutral Deadlock Expert; if the Partners involved in the dispute do not reach agreement on the appointment within one week from the request of a Partner, this Deadlock Expert shall be chosen by [•] upon the request of any Partner.

III. INFORMATION

13.                               INFORMATION RIGHTS

13.1                        The members of the Advisory Board shall maintain secrecy regarding confidential information and secrets of the Partnership and its Partners, namely business or trade secrets, which become known to the members of the Advisory Board through their activity on the Advisory Board. The duty of secrecy also continues beyond the end of the office as a member of the Advisory Board. This Clause 13.1 shall not limit a member of the Advisory Board from sharing information with his or her nominating Partner on a confidential basis.

13.2                       Unless provided otherwise in this Agreement, the right of the Limited Partners and Advisory Board members to demand information and the right of inspection of documents in relation to the Partnership (other than the information and documents referred to in Clause 13.5) shall be limited to information that is not Commercially Sensitive Information.

13.3                        “Commercially Sensitive Information” shall include all information that is not generally known regarding markets, customers, products, technologies or investments relating to the Business.

13.4                        Each of the chairman of any Partners’ meeting, the chairman of the Advisory Board and the General Partner shall be entitled to reject any request for information (other than the information and documents referred to in Clause 13.5) or question raised if and to the extent providing the requested information may be detrimental for the Partnership and, in particular if and to the extent

13.4.1              the information is Commercially Sensitive Information; or

13.4.2              providing the requested information might in the reasonable discretion of the General Partner harm the Partnership or any member of the Group.

13.5                        Despite anything else in this Agreement (including anything in Clauses 13.1 to 13.4 (inclusive) and Clause 13.6) the Limited Partners and the Advisory Board members shall be promptly provided with the following information:

13.5.1              all financial information on a consolidated basis that is made available by the Company to the auditor of the Rockwood Group for the preparation of the quarterly reporting, including [•];

13.5.2              approved consolidated budgets and capex plans for the Company and the Group Companies, including any material operating or capital expenditure which is outside of those budgets or capex plans;

13.5.3              those details of any transaction or agreement with an annual or one-time value exceeding EUR 250,000 between the Partnership or any member of the Group on the one hand and any member of the Rockwood Group (excluding the Group) on the other, or material variations to any material intra-group transactions or agreements, that are required to determine whether such transaction, agreement or material variation is on arm’s length commercial terms; and

13.5.4              if requested by Tianqi in relation to any agreement between the Partnership or any member of the Group on the one hand and any member of the Rockwood Group (other than the Group) on the other, sufficient information to enable Tianqi to verify that the agreement is on arm’s length commercial terms.

13.6                        If a Partner or an Advisory Board member has reasonable reasons to believe that a Partner’s access request might involve Commercially Sensitive Information or violate confidentiality obligations, government regulations or securities exchange rules access shall only be granted to a data trustee. Only auditors of any international or German auditing firm having their office in Germany may serve as data trustees, which have confirmed to the other Partners and the Partnership in writing that they shall limit their review to the conduct of the management of the Partnership or to the correctness of the annual accounts of the Partnership and shall only report to the respective Partner on a summarised basis.

13.7                        Any disputes about the requirement of using a data trustee shall be subject to the escalation rules set out in Section 12.

13.8                        Unless otherwise resolved by the Partners’ meeting, a Limited Partner is not entitled to request access to books, records or other information regarding the Partnership for the purpose of enabling a potential purchaser of the Limited Partner’s Limited Partnership Interests to conduct a due diligence. If (i) the Partners’ meeting has granted its consent to an envisaged transfer of Limited Partnership Interests according to Clause 19.1.1 and (ii) the Limited Partner has entered with the potential purchaser into and presented to the General Partner a confidentiality undertaking which materially equals the confidentiality obligations of the Limited Partners according to Clause 36.1, the General Partner shall provide the respective Limited Partner, upon specific request and at such Limited Partner’s expense, access to such information that (x) does not contain Commercially Sensitive Information and (y) in the reasonable discretion of the General Partner, may be provided to the Limited Partner and a potential purchaser without detrimental effects to the Partnership. In case of any dispute, the respective Limited Partner has to prove that the General Partner has not duly executed such reasonable discretion.

13.9                        Access and the provision of other information requested, if any, shall be granted at the expense of the requesting Partner.

14.                               FINANCIAL INFORMATION

14.1                        The General Partner must provide the annual accounts in compliance with the relevant provisions, and these must be submitted to the auditors for audit without undue delay (unverzüglich). The commercial balance sheet must be produced in compliance with the provisions that apply to the ascertainment of profits for tax purposes, unless compulsory commercial law provisions provide for otherwise.

14.2                        The annual accounts (audited according to [German GAAP]) must be forwarded to the Limited Partners without undue delay (unverzüglich) but no later than six months after the end of the financial year to which they relate, accompanied by a proposal for the appropriation of profits or losses, taking into consideration the principles pursuant to Clauses 15 through 17. Copies of the documents must be sent to each Partner together with the invitation to the Partners’ meeting that is to pass a resolution on the adoption of the annual accounts. The Partners’ meeting shall resolve upon the approval of the annual accounts of the Partnership in any case prior to the annual general meeting of Rockwood Holdings resolving about the approval of the Rockwood Group accounts for the same business year.

IV. FINANCING / DISTRIBUTION / TAXES

15.                               FINANCING OF THE PARTNERSHIP

15.1                        Where any financing is to be provided by any Limited Partner , the opportunity to provide such financing will first be offered to each Limited Partner pro rata to its Capital Share. In case any Limited Partner does not provide its share of the financing, the other Limited Partner or, if more than one Limited Partner, the other Limited Partners pro rata inter se, may (in their discretion) also provide the share of the financing of the non-providing Limited, provided that in such case, the Limited Partner not providing the financing shall be diluted pro rata.

15.2                        The Group may implement a daily cash management for operational cash to procure the daily cash needs of the Group, such cash management may comprise one or more (virtual or actual) cash pooling systems maintained by the Group or by a bank.

16.                               DISTRIBUTION POLICY

16.1                        The Partnership shall maintain a profit and loss transfer agreement (“PLTA”) with Rockwood Lithium by virtue of which the Partnership assumes the entire profit of Rockwood Lithium.

16.2                        Despite anything else in this Agreement, the Partners shall procure that the Partnership distributes to the Limited Partners the lower of:

16.2.1              all of the Group’s profit for the relevant year; or

16.2.2              all of the cash available at the Group less the cash reasonably required by the Group for normal business operations or as otherwise resolved by a Qualified Majority of the Partners, always subject to:

(a)                                 applicable law; and

(b)                                 restrictions in any external financing arrangement taken out by the Group, benefitting the Group or for which the Group has provided any security.

16.3                        The Limited Partners participate in the profits or losses of the Partnership in proportion to their Capital Shares. The General Partner does not participate in the profit or loss of the Partnership and shall have no compensation claim in case of personal liability against the Limited Partners.

16.4                        Losses, if any, must be booked in the Loss Carry-Forward Accounts in proportion to the Limited Partners’ Capital Shares.

16.5                        An obligation of a Limited Partner to make additional contributions (Nachschüsse) shall not exist.

17.                               WITHDRAWALS FROM ACCOUNTS

17.1                        Any profit shares must first be booked in the Loss Carry-Forward Accounts until they are balanced. Any further profits or depreciations shall be booked to the Reserve Accounts of the Limited Partners.

17.2                        The Limited Partners can request from the Partnership the immediate payment of credit balances on their respective Loan Accounts.

17.3                        The transfer of any amounts from the Reserve Accounts to the Loan Accounts requires a consenting Partners’ resolution, other than where such transfer is required to comply with Clause 16.2.

18.                               TAXES

[The following provides for the general economic understanding of the Parties and has to be legally and tax technically worded in the final Agreement subject to any potential changes in tax regulation.]

[The Partnership will incur German Trade Tax (“TT”). Notwithstanding the Partnership’s obligation to pay TT on its earnings, the circumstances or actions of the individual Partner which impact the amount of TT should increase or decrease the profit or loss share of such Partner. Additionally TT loss carry forwards should be allocated to each Partner separately based on each Partner’s ownership in the Partnership and taking into account the above principles. The use of TT loss carry forwards by an individual partner in excess of its individual allocated portion should be compensated for. The same applies in case of a forfeiture of TT loss carry forwards. The same principles should apply to interest carry forwards and EBITDA carry forwards of the Partnership. Any tax damages relating to the correction of income triggered by one of the Partners should also be compensated by the responsible Partner. Furthermore, the partners will agree more detailed provisions regarding interest expense of the Partners which have to be considered at the level of the Partnership. Subject to Tianqi obtaining the relevant tax advice, RSGG can decide at its sole discretion with which value the contribution of shares will be considered for tax purposes at the Partnership provided it is line with mandatory law.]

V. TRANSFER AND TERMINATION

19.                               TRANSFER AND OTHER DEALING RESTRICTIONS

19.1                        Except for Clauses 19.2 and 19.4, no Partner can take, or agree to take, any of the following actions during the duration of this Agreement without the prior consent granted by a Partners’ resolution or otherwise in accordance with this Agreement:

19.1.1              directly or indirectly transfer, as a whole or in part, pledge, mortgage, charge, grant a usufruct, grant sub-participations or otherwise dispose of any Limited Partnership Interest or any interest in any Limited Partnership Interest except to provide for collateral in connection with any financing provided by financial institutions at any level of each of the Limited Partners’ groups of companies (or any later re-financing of such financing);

19.1.2              grant an option over any Limited Partnership Interest or any interest in any Limited Partnership Interest; or

19.1.3              enter into any agreement in respect of the voting rights attached to any Limited Partnership Interest.

Provided that in each case, the relevant counterparty agreed in writing to be bound by the terms of this Agreement as if it is a party hereto. The Partner who wishes to take or to agree to take any of the above measures shall be entitled to vote in the Partners’ meeting resolving about the approval of such measure.

19.2                        A Limited Partner shall be free to transfer its Limited Partnership Interest to an Affiliate, provided that the relevant Limited Partner shall agree with the relevant Affiliate that the Limited Partnership Interest shall transfer back to the Limited Partner should the Affiliate cease to be (i) Affiliated with Rockwood Holdings, in case of RSGG and (ii) Affiliated with Tianqi in case of Tianqi, provided that in each case, the relevant transferee agreed in writing to be bound by the terms of Agreement as if it is a party hereto.

19.3                        Unless otherwise expressly provided for in this Agreement, a Limited Partner shall not be entitled to partially transfer Limited Partnership Interests.

19.4                       RSGG shall be entitled to transfer all or some of its Limited Partnership Interest to a new limited partner who wishes to invest in the Partnership without the prior consent of any other Partner or the Partners’ meeting being required, provided that if RSGG wishes to transfer all or some of its Limited Partnership interest if may so do only after it has given the other Limited Partners 30 days prior notice and provided that the relevant transferee agreed in writing to be bound by the terms of Agreement as if it is a party hereto. The right under this Clause 19.4 shall be subject to Clause 21.

20.                               DRAG-ALONG

20.1                        With the exception of any transfer pursuant to Clause 19.2, if at a time where RSGG’s Capital Share is 50% or greater RSGG wishes to transfer its Limited Partnership Interest to one or more bona fide arm’s length purchaser(s), then, on receipt of written notification of such fact from RSGG, all the other Limited Partners (the “Drag-Along Partners” and each a “Drag-Along Partner”) shall be bound and undertake to accept any offer from purchaser(s) (the “Drag-Along Buyer”), to acquire a pro rata amount of the Drag-Along Partners Limited Partnership Interest (the “Dragged Partnership Interest”) as set out in this Clause 20.

20.2                        Any transfer to be made by the Drag-Along Partners pursuant to Clause 20.1 shall be made on the same terms as agreed and at the same time as RSGG sells its Limited Partnership Interest (the “Drag-Along Right”).

20.3                        To exercise a Drag-Along Right, RSGG shall send to each Drag-Along Partner without undue delay a written notice (a “Drag-Along Notice”) containing:

20.3.1              the name and address of the Drag-Along-Buyer;

20.3.2              the offered purchase price for the Limited Partnership Interest per Euro of Partnership Capital;

20.3.3              the terms of payment;

20.3.4              any other terms and conditions of the Drag-Along Buyer’s offer; and

20.3.5              the portion of the Limited Partnership Interest that RSGG wishes to sell as well as the proportion that this Limited Partnership Interest bears to the Capital Share held by RSGG (the “RSGG Proportion”).

20.4                        Within 30 Business Days of receipt of the Drag-Along-Notice (or on such later date as is specified in the Drag-Along Notice up to a maximum of 60 Business Days after receipt of the Drag-Along Notice), each Drag-Along Partner shall sell its Dragged Partnership Interest to the Drag-Along Buyer:

20.4.1              on the same terms and conditions as RSGG sells its Limited Partnership Interest to the Drag-Along Buyer and on terms not less favourable than set out in the Drag-Along Notice; and

20.4.2              subject to the disposal by RSGG being completed within 60 Business Days (but, for the avoidance of doubt, the Drag-Along Partner shall have the right to further participate in the drag-along sale if the disposal is not completed within 60 Business Days).

20.5                        Each Partner undertakes to take all actions necessary for a sale to the Drag-Along Buyer after the exercise of the Drag-Along Right, according to the provisions of this Clause 20. RSGG is obliged to inform all other Partners at least ten Business Days before accepting the offer contained in the Drag-Along Notice about its intention to accept the offer and to execute the transfer of the Dragged Partnership Interest. RSGG shall provide all Partners with an executed version of the purchase agreement, the closing documentation and any other ancillary documents without undue delay after its respective execution. The General Partner shall upon the effective date of the transfer of the Dragged Partnership Interest (which, for the avoidance of doubt, shall not take place prior to receipt of the purchase price by the relevant Drag-Along Partner) cause the Drag-Along-Buyer to be registered in the commercial register of the Partnership.

20.6                        If due to the act or omission of the Drag-Along Buyer or RSGG the transfer is not completed within 60 Business Days of receipt of the Drag-Along Notice, then each Drag-Along Partner shall no longer be obliged to sell or transfer its Dragged Partnership Interest in accordance with that Drag-Along Notice and any sale, transfer or other action implemented or carried out in relation to the Drag-Along Right shall be unwound at RSGG’s cost (it being understood as transaction costs and not as lost profits or alike).

21.                               TAG-ALONG

21.1                        No transfer of a Limited Partnership Interest shall be made by RSGG (other than any transfer to Affiliates pursuant to Clause 19.2) unless the purchaser(s) shall have made an offer to acquire, a pro rata amount of the Limited Partnership Interest held by the other Limited Partners, on the same terms and conditions, including price per Euro of Partnership Capital. For this purpose, RSGG will without undue delay provide a notice in writing to the other Partners (the “Tag-Along Partners” and each a “Tag-Along Partner”) to inform them about the intended sale and the substantial terms of such sale (the “Tag-Along Notice”). With respect to the contents of such Tag-Along Notice, Clause 20.3 shall apply mutatis mutandis.

21.2                        Within 30 Business Days of receipt of the Tag-Along Notice, each Tag-Along Partner may request RSGG in writing that a proportion of its Limited Partnership Interest equal to the RSGG Proportion (“Tagged Partnership Interest”) may also be sold on the same terms and conditions as RSGG but not on terms and conditions less favourable than set out in the Tag-Along Notice.

21.3                        If a Tag-Along Partner fails to notify RSGG in writing within 30 Business Days after receipt of the Tag-Along-Notice of his intention to sell the Tagged Partnership Interest, it can no longer demand the sale of his Tagged Partnership Interest to the buyer named in the Tag-Along Notice.

21.4                        Clause 20.5 (with the exception of the second sentence) and Clause 20.6 shall apply mutatis mutandis with regard to a tag-along sale.

22.                               TERMINATION OF THE TALISON JOINT VENTURE / CHANGE OF CONTROL

22.1                        Should the Talison JV be terminated or the Rockwood Group otherwise cease to hold any indirect shareholding or participation in Talison:

22.1.1              RSGG shall have the right (but not the obligation) to purchase and acquire from Tianqi the Limited Partner Interest held by Tianqi, by written notice to Tianqi (the “Call Notice”); and

22.1.2              Tianqi shall have the right (but not the obligation) to require RSGG to purchase the Limited Partner Interest, provided that RSGG may nominate an affiliate or a third party to purchase the Limited Partner Interest by written notice to RSGG, subject always to RSGG remaining liable to purchase the Limited Partner Interest if the nominee does not (the “Put Notice”).

22.2                       RSGG shall not be entitled to give a Call Notice where the termination of the Talison JV has resulted from a material breach by it or a related entity or an insolvency event or a change of control affecting it or a related entity.

22.3                        Tianqi shall not be entitled to give a Put Notice where the termination of the Talison JV is as a result of a material breach by it or a related entity or an insolvency event or a change of control affecting it or a related entity.

22.4                        If a Limited Partner is the subject of an insolvency event or a change of control for the purposes of the Option Agreement, the other Limited Partner shall be entitled to exercise the Call Notice or the Put Notice (as applicable) regardless of the Talison JV being terminated or continued.

22.5                        The purchase price payable for the Limited Partnership Interest pursuant to Clause 22.1 shall be calculated according to the principles and parameters for calculating the Exercise Price under the Option Agreement, provided however that for the purpose of such calculation,

22.5.1              the Relevant Date (as defined in the Option Agreement) shall be the end of the last reported calendar quarter ending prior to the Call Notice or the Put Notice (as applicable);

22.5.2              where the Call Notice or Put Notice has been exercised following the third anniversary of the Completion Date, the EV (as defined in the Option Agreement) shall be jointly determined by the Limited Partners (with any dispute to be dealt with under Clause 12); and.

22.5.3              in all circumstances the purchase price payable for the Limited Partnership Interest under the Call Notice shall not be less than the Exercise Price

(a)                                 plus interest according to the following formula:

Exercise Price X (1 + annualised LIBOR since Completion Date) ^ (number of years since Completion Date) — Exercise Price

(b)                                 minus any cash distributions received by Tianqi during the lifetime of the Partnership.

23.                               TERMINATION

23.1                        The Partners have a right to extraordinary termination for cause (aus wichtigem Grund). The right to require the dissolution of the Partnership pursuant to section 133 HGB is excluded to the extent permitted by law.

24.                               CONSEQUENCES OF TERMINATION

24.1                        If the Partners resolve on liquidation before the termination date, the terminating Partner remains in the Partnership that goes into liquidation at the termination date and Clause 28 shall apply.

25.                               EXPULSION OF A PARTNER

25.1                        In case of cause (wichtiger Grund) as defined in sections 133 para 2, 140 para 1 HGB in connection with a Partner, the remaining Partners can pass a resolution on his expulsion from the Partnership for cause with a Qualified Majority (which shall not require the approval of RSGG where RSGG is the Partner affected). Cause shall in particular, be given:

25.1.1              if the defaulting Partner severely, continuously or repeatedly commits a material breach or persistently breaches a material contractual obligation under this Agreement, the fulfilment of which is critical and can be faithfully expected by the other parties (schuldhafte Verletzung wesentlicher Vertragspflichten);

25.1.2              execution is levied (Pfändung) regarding the Limited Partnership Interest of a Partner and/or regarding claims by a Partner against the Partnership by reason of an enforceable judgment that is not merely temporary, and the cancellation of execution is not cancelled within three months; or

25.1.3              if an Insolvency Event occurs at a Partner or insolvency or similar proceedings are dismissed on the grounds of insufficient assets (Abweisung mangels Masse).

25.2                        Cause shall not be given if the relevant events set out in Clauses 25.1.1 through 25.1.3 are capable of remedy, and the defaulting Partner remedies such cause without undue delay (unverzüglich) but latest within two months after being specifically required in writing to do so by the General Partner or any other Partner.

25.3                        The Partner affected has no voting right in passing the resolution pursuant to Clauses 25.1 and 25.2. The voting right of the expulsed Partner shall remain suspended even if the Partners’ resolution regarding the expulsion is challenged, until the binding decision about the validity of the Partners’ resolution has been made.

25.4                        The expulsed Partner shall be notified about the Partners’ resolution by registered letter by the General Partner, or, if the General Partner shall be expulsed, by an attorney appointed by the remaining Limited Partners.

25.5                        The expulsion shall be valid upon notification of the expulsed Partner according to Clause 25.4 if the expulsed Partner is absent in the respective Partners’ meeting. Otherwise the Partners’ resolution shall become valid upon determination of the voting results regarding the expulsion by the chairman of the Partners’ meeting.

26.                               CONSEQUENCES OF EXPULSION OR OTHER WITHDRAWALS

26.1                        Instead of an expulsion (Ausschluss) pursuant to Clause 25, the remaining Partners can also pass a resolution with a Qualified Majority (which shall not require the approval of RSGG where RSGG is the Partner affected) on the transfer of the affected Limited Partnership Interest to the Partners willing to accept the transfers in proportion to their Capital Shares, or to a third party. In this case, the Partner affected must declare the required transfer without undue delay (unverzüglich). The General Partner is authorised to give the transfer declaration in the name of the Limited

Partners affected. If the General Partner itself is affected, each of the Limited Partners is individually entitled to give the transfer declaration in its name.

26.2                        Unless otherwise stated in this Agreement, if a Partner leaves the Partnership, the Partnership will be continued by the remaining Partners under the same business name. If only one Partner remains, he has the right to take over the Partnership assets without liquidation, with the assets and liabilities, and to continue the business name.

26.3                       If the only General Partner intends to withdraw from the Partnership without a new General Partner taking its place immediately after this withdrawal it shall inform the Limited Partners in writing at least six weeks prior to the withdrawal becoming effective. RSGG shall reasonably nominate without undue delay (unverzüglich), but in any case prior to the withdrawal of the current General Partner becoming effective, a new suitable Affiliate of RSGG for the purpose of taking over the position as General Partner. The Partners’ resolution necessary for this requires a simple majority of the votes cast. The time limit for calling the Partners’ meeting can be shortened to one week. Every Limited Partner is entitled to call the Partners’ meeting specified above. If this procedure does not lead to a new General Partner having been selected within one week of the withdrawal of the old General Partner becoming effective, each Limited Partner can request that one of its Affiliates is being made General Partner. The Partners can refuse selection by means of a resolution if more than one Limited Partner requests the selection, or the party requesting this is clearly unsuitable as regards material qualification.

27.                               SETTLEMENT

27.1                        Unless otherwise stated in Clause 25, if a Partner is expulsed from the Partnership (an “Exiting Partner”) and the Partnership is continued by the remaining Partners, he receives a settlement in accordance with the following provisions.

27.2                        The amount of the settlement payable to an Exiting Partner corresponds to the balance of its Capital Account I, Capital Account II, the Reserves Account and the Loss Carry-Forward Account (but without the Loan Account) of its Limited Partnership Interest as shown in the annual accounts for the end of the last business year preceding his withdrawal or expulsion, but at least 60 per cent of the Fair Market Value of the Limited Partnership Interests. The Partner shall not participate in any ongoing business or the profits and losses of the current business year. Negative and positive balances on the accounts of the Exiting Partner shall be netted upon expulsion. Any remaining positive balances on the Exiting Partners Loan Account pursuant to Clause 17.1 may be withdrawn.

27.3                        The General Partner shall determine the settlement amount within two months after the Exiting Partner has left the Partnership.

27.4                        If the annual accounts for the period until the withdrawal or expulsion of the Exiting Partner change as a result of an independent tax audit (steuerliche Außenprüfung) of the Limited Partnership or of other changes to the tax assessment, the settlement shall be adjusted accordingly.

27.5                        If there is a dispute about the amount of the settlement, the items in dispute shall be referred to an auditing firm of international standing jointly appointed, who shall determine the items in dispute as independent expert by way of an Expert Opinion within two months from the acceptance of the mandate; however, the relevant items determined by the expert may not be above or below the positions determined by the withdrawing Partner and the remaining Partners. If the appointed expert is prevented or cannot be retained for any other reason, the Partners must jointly retain another independent and neutral expert; if the Partners involved in the dispute do not reach an agreement on the appointment within one week from the request of a Partner, this expert shall be chosen by the Institute of Certified Public Accountants (Institut der Wirtschaftsprüfer) in Duesseldorf. The expert must give each Partner involved in the dispute reasonable opportunity to explain their position and inform them about the individual procedural steps. The language of the proceedings shall be English. The Expert Opinion must be prepared in English and reasoned in writing. The review of the content by a court is excluded. The relevant items determined by the expert become binding on the Partners and the Partnership upon delivery of the Expert Opinion to the Partners and the Partnership.

27.6                        If it is decided by final judgment in an individual case that the settlement regulation specified in this Clauses 27.1 through 27.5 is void or unreasonable, the lowest settlement that is still permissible must be paid.

27.7                        The settlement is payable in five equal annual instalments. The first instalment falls due within one month after the determination of the settlement amount. Interest is payable on the settlement from the day on which the Partner leaves the Partnership onwards at a rate of five per cent per annum. The accrued interest must be paid together with each instalment.

27.8                        The settlement must be paid by the Partnership. If the transfer of the Limited Partnership Interest to Partners or to third parties is decided pursuant to Clause 26.1, the respective purchaser(s) must pay a purchase price in the amount of the settlement to the Exiting Partner. The Exiting Partner cannot request security for the payment of the settlement.

28.                               LIQUIDATION

28.1                        The liquidation of the Partnership is undertaken by the General Partner, unless the Partners decide otherwise.

28.2                        The Limited Partners are entitled to the liquidation proceeds in proportion to their Capital Shares. Balances or credits booked on the Loan Account, Reserve Account and the Loss Carry Forward Accounts shall be settled separately in advance.

29.                               COMMERCIAL REGISTER POWER OF ATTORNEY

29.1                        Each Limited Partner has the obligation to provide the General Partner with a publicly certified power of attorney authorising the General Partner to represent the Limited Partner vis-à-vis the commercial register in which the General Partner for the purpose of the power of attorney shall be released from the restrictions of § 181 BGB.

29.2                        The power of attorney has to extend to all applications to the commercial register of the Limited Partnership, in particular to the extent they are required in connection with the entry, or withdrawal of other Partners or a transfer of their Partnership

Shares, amendments of this Agreement capable of registration in the commercial register or other facts capable of registration in the commercial register. The power of attorney shall exclude applications to the commercial register dealing with the principal’s withdrawal from the Limited Partnership or the increase or decrease of the Partnership Capital.

VI. GENERAL PROVISIONS

30.                               CHANGES IN LAW

30.1                        Unless a different allocation of risks is expressly set out in this Agreement, any Partner shall be entitled to request an amendment to this Agreement if and to the extent the general commercial principles or other principles on which the term and conditions of this Agreement are based (other than any cost relevant conditions), have significantly changed since the date hereof and as a result one Partner could under these changed conditions not reasonably be required to adhere to this Agreement because the interest of the Partners to achieve a reasonable balance between the commercial interests of the Partners can no longer be fulfilled.

30.2                        If the Partners fail to agree on an amendment of this Agreement within one month after one Partner has validly requested such amendment, the escalation rules set out in Section 12 shall apply to determine the amendment provision(s) with retroactive effect as of the time the amendment was requested.

30.3                        In case a change in laws, rules, regulations or the regulatory framework applicable to the Partnership or a Partner occurs, the Partner to which such change in laws, rules, regulations or regulatory framework applies shall propose an amendment to this Agreement to comply with the new laws, rules, regulations or regulatory framework and to reflect that the Partnership is run as a cost plus entity. Each Partner shall agree to such proposed change, unless the proposed change fails to comply with the principles set out in this Clause .

31.                               NON-SOLICITATION AND NON-COMPETE

31.1                        None of the Limited Partners other than RSGG shall nor shall any of their Affiliates without the prior written consent of RSGG or the Partnership either alone or jointly with, through or on behalf of (whether as director, partner, consultant, manager, employee, agent or otherwise) any person, directly or indirectly engage or employ any person, any employee, officer or manager of or any person who has been an employee, officer or manager of the Group, except as a result of a bona fide recruitment campaign.

31.2                        None of the Limited Partners shall do anything which is harmful to the reputation of the Group.

31.3                        The restrictions pursuant to Clauses 31.1 and 31.2 shall each constitute separate and independent restriction on the relevant Limited Partners and any Affiliate of the Limited Partners.

31.4                        The restrictions in Clauses 31.1 and 31.2 shall also apply to a Limited Partner Investors or an Affiliate of a Limited Partner for a period of one year from the date on which the Limited Partner ceases to be the holder of or beneficially interested in a limited partnership interest in the Partnership.

31.5                        The Partners of the Partnership shall not be subject to a non-compete obligation in respect of the Business.

32.                               COSTS

32.1                        The Partners shall jointly bear any costs of notarisation of this Agreement and any other public levies, fees or charges on a pro rata basis in proportion to their Capital Share. Any transfer costs that result from the conclusion and implementation of this Agreement including any possible transfer taxes, shall jointly be borne by the Limited Partners on a pro rata basis.

32.2                        The costs of any Expert Opinion that may become necessary under this Agreement shall be borne by the Parties in proportion to the result of such opinion or, to the extent a technical Expert’s Opinion is concerned, by the Partnership; to the extent that the expert requests advance payments towards costs, the Parties shall bear these in equal parts.

32.3                        For the remainder and except as otherwise expressly provided in this Agreement, each Party shall pay its own costs and expenses of and incidental to the negotiation, preparation, execution and implementation of this Agreement and of all other documents referred to in it.

33.                               ASSIGNMENT

Except as otherwise set out in this Agreement, no Limited Partner shall assign, transfer or create any trust in respect of, or purport to assign, transfer or create any trust in respect of, any of its rights or obligations under this Agreement. Any assignment shall be invalid.

34.                               NOTICES

34.1                        Each Party shall provide the General Partner with an address in Germany for the delivery of mail, e-mail or facsimiles and shall procure that this address is kept updated. Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, by mail with return receipt, via courier, electronically in pdf-format by e-mail or by facsimile (provided the recipient has communicated its facsimile address and has not withdrawn the same), to the Party due to receive the notice at the German address the receiving Partner last notified to the General Partner.

34.2                        Any Party not being domiciled in Germany shall appoint an agent in Germany for the receipt and/or service of declarations and/or documents served under or in connection with this Agreement or the Partnership

34.3                        In the absence of evidence of earlier receipt, any notice or other communications shall be deemed to have been duly given:

34.3.1              if delivered personally, when left at the address referred to in Clause 34.1;

34.3.2              if sent by mail and delivered on a weekend or public holiday on the following business day;

34.3.3              if sent via e-mail on the date of dispatch, provided that any e-mail dispatched after 18:00 local time of the recipient or on a day which is not a Business Day, shall be deemed received at 09:00 local time of the next Business Day; and

34.3.4              if sent by facsimile, when confirmation of its transmission has been recorded on the sender’s fax machine, provided that any such receipt after 18:00 local time of the recipient or on a day which is not a Business Day, shall be deemed received at 09:00 local time of the next Business Day.

35.                               GOVERNING LAW AND JURISDICTION

35.1                        This Agreement is governed by, and shall be construed in accordance with, German law (except of the rules on conflicts of laws) and German usage of terminology. This includes, the legal concepts and terms contained in this Agreement. Any possible current or future obligations between the Parties which fall under the EC Regulation No 864/2007 on the Law Applicable to Non-Contractual Obligations (Rome II) are governed by German law.

35.2                        All disputes between the Parties arising out of or in connection with this Agreement or regarding its validity are finally decided by an arbitration tribunal comprising three persons in accordance with the arbitration rules of the International Chamber of Commerce without recourse to the ordinary courts. The provisions regarding an emergency arbitrator shall not apply. The place for arbitration proceedings is [London]. The language for arbitration proceedings is English.

35.3                        The place of exclusive jurisdiction for all judicial acts relating to arbitration proceedings in accordance with section 1062 para. 1 no 1 to 4 Civil Procedure Code (ZPO) is Frankfurt am Main (Germany).

36.                               MISCELLANEOUS

36.1                        Confidentiality

36.1.1              For the purposes of this clause, “Confidential Information” means any information of a confidential nature disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one Party (the “Disclosing Party”) to any other Party (the “Receiving Party”) whether before or after the date hereof.

36.1.2              During the term of this Agreement and after termination or expiration of this Agreement for any reason whatsoever each Receiving Party shall:

(a)                                 keep strictly confidential the Confidential Information; and

(b)                                 exclusively use such Confidential Information for the purposes of the transaction contemplated by this Agreement, unless the Disclosing Party has agreed in writing to provide the confidential information to a third party or to use the confidential information for any other purpose than the transaction contemplated by this Agreement, or the confidential information has already been publicly known or available.

36.1.3              The Parties shall take all necessary steps to prevent any unauthorised disclosure of Confidential Information to third parties. Each Party shall promptly inform the other Party if it becomes aware of the disclosure of any Confidential Information.

36.1.4              The confidentiality obligations of Clause 36.1.2 shall not apply to the disclosure of Confidential Information in the meaning of Clause 36.1.1:

(a)                                 if and to the extent the disclosure is required due to statutory obligations, rules, regulations or orders of courts, public authorities or other governmental bodies or any stock exchange;

(b)                                 to corporate bodies, members of such corporate bodies or employees of a Party,

(c)                                  to Affiliates or their statutory representatives or their corporate bodies and members of such corporate bodies; and

(d)                                 to advisors who are subject to confidentiality obligations, in particular lawyers, tax consultants, banks, insurance companies or similar advisors;

(each a “Recipient”), provided that Confidential Information so disclosed shall be kept confidential to the extent legally permitted and that the disclosing Party shall procure that the recipients are made aware of the confidentiality obligations and keep the Confidential Information received according to Clauses 36.1.4(a) through 36.1.4(d) confidential. Prior to providing any confidential information to a person listed in Clause 36.1.4(d), the Receiving Party shall enter into a confidentiality agreement with confidentiality obligations at least equivalent to this Clause 36.1, unless the receiving person is already bound by statutory or professional confidentiality obligations.

36.1.5              The obligations contained in Clauses 36.1.2 and 36.1.3 shall not apply to any Confidential Information which:

(a)                                 is at the date hereof or at any time thereafter comes into the public domain other than through breach of this Agreement by the Receiving Party or any Recipient;

(b)                                 can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known by the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party; or

(c)                                  subsequently comes lawfully into the possession of the Receiving Party from a third party without being subject to a duty of confidentiality.

36.2                        Tax election

The Partnership shall make any elections regarding entity status under Untied States Treasury Regulation section 301.7701-3 and any other United States federal, state and local income tax elections as directed by RSGG, and the General Partner shall cooperate in making any such election as directed by RSGG.

36.3                        Severability Clause

If a provision of this Agreement or a future provision added to this Agreement is or becomes invalid, illegal or unenforceable as a whole or in part, or should an unintended gap in this Agreement become evident, the validity of the remaining provisions shall not be affected. The Parties shall replace such invalid, illegal or unenforceable provision with a new provision which comes as close as possible to the original intent of this Agreement and as close as possible to the intended commercial effects. The foregoing provision applies accordingly if a gap in this Agreement becomes evident.

36.4                        Entire Agreement

36.4.1              This Agreement and each document referred to in it constitute the entire agreement and supersede any previous agreements between the Parties relating to the subject matter of this Agreement.

36.4.2              Each Party acknowledges and represents that it has not relied on or been induced to enter into this Agreement by a representation, warranty or undertaking (whether contractual or otherwise) given by any of the other parties other than as set out in this Agreement or each document referred to in it.

36.4.3              Nothing in this clause shall have the effect of limiting or restricting any liability arising as a result of any fraud, wilful misconduct or wilful concealment.

36.5                        Written Form Requirement

Save for stricter form requirements according to the statutory law, any amendments or supplements of this Agreement must be in writing in order to be valid. This also applies to any amendment to, or cancellation of, this written form clause.

36.6                       No Waivers

36.6.1              The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

36.6.2              The rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

[signatures follow on next page]

Signature Page to the Partnership Agreement for Rockwood Lithium Participation GmbH & Co. KG

Place, Date:

Signature:

Signed By:

On behalf of:	Rockwood Specialties Group GmbH

Place, Date:

Signature:

Signed By:

On behalf of:	[Relevant Tianqi or Tianqi Listco entity]

Place, Date:

Signature:

Signed By:

On behalf of:	[•] GmbH